As filed with the Securities and Exchange Commission on September 18, 2007

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAMBRECHT ASIA ACQUISITION CORP.

(Exact Name of Registrant as Specified in his Charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13/F Tower 2
New World Tower
18 Queens Road Central
Hong Kong
52-2801-5383

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John Wang
13/F Tower 2
New World Tower
18 Queens Road Central
Hong Kong
852-2801-5383

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 Fax: (212) 407-4990	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Adam Mimeles, Esq. Ellenoff Grossman & Schole, LLP 370 Lexington Avenue New York, New York 10017 (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.01 par value, and one Warrant(2)	4,600,000	$8.00	$36,800,000.00	$1,129.76
Ordinary Shares included in the Units(2)	4,600,000	—	—	—	(3)
Warrants included in the Units(2)	4,600,000	—	—	—	(3)
Ordinary Shares underlying the warrants included in the Units(2)(4)	4,600,000	$6.00	$27,600,000.00	$847.32
Representative’s Unit Purchase Option	1	$100.00	$100.00
Units underlying the representative’s Unit Purchase Option (“Representative’s Units”)(4)	280,000	$10.00	$2,800,000.00	$85.96
Ordinary Shares included as part of the Representative’s Units(4)	280,000	—	—	—	(3)
Redeemable warrants included as part of the Representative’s Units(4)	280,000	—	—	—	(3)
Ordinary Shares underlying the warrants included in the Representative’s Units(4)	280,000	$6.00	$1,680,000.00	$51.58
Total			$68,880,100.00	$2,114.62

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 600,000 Units, consisting of 600,000 Ordinary Shares and 600,000 Warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there is also being registered such indeterminable number of additional ordinary shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2007

$32,000,000

Hambrecht Asia Acquisition Corp.

4,000,000 Units

Hambrecht Asia Acquisition Corp. is a Cayman Islands blank check company recently formed to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination, or control through contractual arrangements, having its primary operations in the People’s Republic of China. Our efforts in identifying a prospective target business will not be limited to a particular industry. If we do not consummate a business combination within 18 months of the closing date of our initial public offering, but have entered into a letter of intent or definitive agreement with respect to a business combination within such 18 month period, we will have an additional 6 months in which to consummate a business combination. However if we anticipate that we will not be able to consummate a business combination within 24 months, we may seek shareholder approval to extend the period of time to consummate a business combination by an additional 12 months. In order to extend the period of time to 36 months (i) public shareholders must approve the extension and (ii) public shareholders owning no more than one share less than 30.0%of the shares sold in this offering may have exercised their redemption rights as described in this prospectus. The 36 month period will be referred to throughout this prospectus as the extended period. If we fail to sign a letter of intent or definitive agreement within such 18 month period or if we fail to consummate a business combination within such 24 month period, or the extended period, as the case may be, we will liquidate and distribute to our public shareholders the net proceeds of this offering, plus interest, less certain costs, each as described in this prospectus. We do not have any specific merger, stock exchange, asset acquisition, reorganization or similar business combination, or contractual arrangements under consideration or contemplation. We have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction.

This is the initial public offering of our units. Each unit consists of one ordinary share and one warrant. We are offering 4,000,000 units. The public offering price will be $8.00 per unit. Each warrant entitles the holder to purchase one ordinary share at a price of $6.00 commencing on the later of our consummation of a business combination or one year from the date of this prospectus, provided in each case that there is an effective registration statement covering the ordinary shares underlying the warrants in effect. The warrants will expire five years from the date of this prospectus, unless earlier redeemed.

AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, and William R. Hambrecht, Robert Eu’s father-in-law, has agreed to purchase an aggregate of 750,000 warrants at a price of $1.00 per warrant ($750,000 in the aggregate) in a private placement that will occur immediately prior to this offering. The proceeds from the sale of the warrants in the private placement will be deposited into a trust account and subject to a trust agreement, as described below, and will be part of the funds distributed to our public shareholders in the event that we are unable to complete a business combination within the prescribed time. Except as otherwise provided in the prospectus, AEX Enterprises Limited has agreed not to transfer, assign or sell any of these warrants (as well as the ordinary shares to be issued upon exercise of these warrants) until after we consummate a business combination.

Currently, no public market exists for our units, ordinary shares or warrants. We anticipate being quoted on the OTC Bulletin Board under the symbol “[U]” upon consummation of this offering. The units will begin trading on or promptly after the date of this prospectus. Each of the ordinary shares and warrants will trade separately on the 45th day after the date of this prospectus (unless Broadband Capital Management LLC, the representative of the underwriters, determines that an earlier date is acceptable), subject to our filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, including an audited balance sheet reflecting our receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin. We expect that once the securities comprising the units begin separate trading, the ordinary shares and warrants will be quoted on the OTC Bulletin Board under the symbols “[]” and “[W],” respectively.

The underwriters may also purchase up to an additional 600,000 units from us, at the public offering price less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 for a discussion of information that should be considered in connection with investing in our securities.

Neither the SEC nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$8.00	$32,000,000
Underwriting discounts and commissions (1)	$0.56	$2,240,000
Proceeds, before expenses, to us	$7.44	$29,760,000

(1)	Includes $640,000, or $0.16 per unit, payable to the underwriters for deferred underwriting discounts and commissions from the funds to be placed in the trust account described below. Such funds will be released to the underwriters only upon consummation of an initial business combination, as described in this prospectus.

The underwriters are offering the units on a firm commitment basis. The underwriters expect to deliver the units to purchasers on or about       , 2007. Of the proceeds we receive from this offering and the sale of the private placement warrants to AEX Enterprises Limited described in this prospectus, approximately $30.4 million, or approximately $7.60 per unit, will be deposited into the trust account, of which $640,000 is attributable to the deferred underwriters’ discounts and commissions, at [United Commercial] Bank, with Continental Stock Transfer & Trust Company as trustee.

BROADBAND CAPITAL MANAGEMENT LLC

The date of this prospectus is         , 2007

HAMBRECHT ASIA ACQUISITION CORP.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Hambrecht Asia Acquisition Corp.. Unless otherwise specified, references to “China” or “PRC” refer to the People’s Republic of China as well as the Hong Kong Special Administrative Region, or “Hong Kong SAR,” and the Macau Special Administrative Region, or “Macau SAR”, but does not include Taiwan. All references to “RMB” or “Renminbi” are to the legal currency of China and all references to “US dollars” and “$” are to the legal currency of the United States. Discrepancies in tables included in this prospectus between totals and sums of the amounts listed are due to rounding. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company formed under the laws of the Cayman Islands on July 18, 2007. We were formed to acquire one or more operating businesses having its primary operations in the PRC through a merger, stock exchange, asset acquisition, reorganization or similar business combination, or control, through contractual arrangements (which we refer to throughout this prospectus as a business combination). Our efforts to identify prospective target businesses will not be limited to a particular industry. To date, our efforts have been limited to organizational activities.

We do not have any specific business combination under consideration, and we have not, in any capacity, (nor has anyone on our behalf) contacted any potential target businesses for our company or had any discussions, formal or otherwise, with respect to such a transaction. We have not, in any capacity (nor have any of our agents or affiliates) been approached by, any candidates (or representative of any candidates), with respect to a possible acquisition transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any such acquisition candidate.

We intend, after consummation of this offering, to focus on various industries and target businesses in the PRC that may provide significant opportunities for growth. Opportunities for market expansion have emerged for businesses with operations in China due to certain changes in the PRC’s political, economic and social policies as well as certain fundamental changes affecting the PRC and its neighboring countries. We believe that China represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including, among other things, increased government focus within China on privatizing assets, improving foreign trade and encouraging business and economic activity leading to China having one of the highest gross domestic product growths among major industrial countries in the world as well as strong growth in many sectors of its economy driven by emerging private enterprises. According to the National Bureau of Statistics of China, China’s Gross Domestic Product has grown from 11.0 trillion RMB in 2001 to 18.3 trillion RMB, representing a 5-year compound annual growth rate of 10.8%.

Notwithstanding these facts, there are various risks of business acquisitions in China including, among others, the risk that we may be unable to enforce our rights in China, that governments may revert back to former policies less conducive to free trade and that relations between China and countries in other regions of the world, including the United States, may deteriorate, leading to reduced trade.

Our initial business combination must be with a target business whose fair market value is at least equal to 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000, or approximately $736,000 if the underwriters’ overallotment option is exercised in full, and taxes payable) at the time of such acquisition, although this may entail simultaneous acquisitions of several operating businesses. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community (which may include actual and potential sales, earnings, cash flow and/or book value). We anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business. We may, however, structure a business combination to acquire less than 100% of such interests or assets of the target business but will not acquire less than a controlling interest (which would be at least 51% of the voting securities of the target business). If we acquire only a controlling interest in a target business or businesses, the portion of such business that we acquire must have a fair market value equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions and taxes payable), as described above. If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of his business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent integration of the operations and services or products of the acquired companies in a single operating business.

In order to consummate such an acquisition, we may use the proceeds held in the trust account, issue a significant amount of our debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities.

We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business operates in an industry that is subject to these requirements, we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its shareholders, enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business.

Private Placement

AEX Enterprises Limited has agreed to purchase an aggregate of 750,000 warrants at a price of $1.00 per warrant ($750,000 in the aggregate) in a private placement that will occur immediately prior to this offering. All of the warrants to be purchased by AEX Enterprises Limited in the private placement will be identical to the warrants in the units being offered by this prospectus, except that: (i) subject to certain limitations, none of such warrants will be transferable or salable until after we complete a business combination; (ii) the warrants are not subject to redemption if held by the original holder and (iii) may be exercised on a cashless basis if held by the original holder, the founders or their permitted transferees. The $750,000 of proceeds from this investment will be added to the proceeds of this offering and will be held in the trust account pending our completion of an initial business combination on the terms described.

Our executive offices are located at 13/F Tower 2, New World Tower, 18 Queens Road Central, Hong Kong, and our telephone number at that office is 852-2801-5383.

THE OFFERING

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of the members of our management team, but also the special risks we face as a blank check company and the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933. You will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings.

Securities offered:
4,000,000 units, each unit consisting of:
• one ordinary share; and
• one warrant.
Trading commencement and separation of ordinary shares and warrants:
The units will begin trading on or promptly after the date of this prospectus. Each of the ordinary shares and warrants comprising the units will begin separate trading on the 45th day after the date of this prospectus, unless Broadband determines that an earlier date is acceptable, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin.
In no event will the ordinary shares and warrants be traded separately until we have filed a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file the Current Report on Form 8-K promptly upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. If the over-allotment option is exercised following the initial filing of such Current Report on Form 8-K, a second or amended Current Report on Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, an amendment to it, or in a subsequent Form 8-K, information indicating if Broadband has allowed separate trading of the ordinary shares and warrants prior to the 45th day after the date of this prospectus.

Number of securities to be
  outstanding:

	Prior to this Offering (1)	After this Offering (1)(2)
Units	—	4,000,000
Ordinary Shares	1,000,000	5,000,000
Warrants	750,000 (3)	4,750,000 (3)

(1)	Does not include 150,000 shares sold to our founders that are subject to redemption by us to the extent the underwriters’ over-allotment is not exercised.
(2)	Assumes no exercise of the underwriters’ over-allotment option and, therefore, that we redeem 150,000 units previously held by our founders.
(3)	Includes 750,000 private placement warrants described below.

Warrants:
Exercisability:
Each warrant is exercisable to purchase one ordinary share.
Exercise price:
$6.00
Exercise period:
The warrants will become exercisable on the later of:
• the consummation of our initial business combination with one or more target businesses; or
• one year from the date of this prospectus, provided in each case that there is an effective registration statement covering the ordinary shares underlying the warrants in effect.
The warrants will expire at 5:00 p.m., New York time, on , 2012 or earlier upon redemption.
Redemption:
Once the warrants become exercisable, we may redeem the outstanding warrants, including the warrants underlying the unit purchase option if the unit purchase option has been exercised and the warrants are outstanding (not including the warrants issued in the private placement if such warrants are held by the original holder, the founders, or their permitted transferees):
• in whole but not in part;
• at a price of $.01 per warrant;
• upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of our ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Reasons for redemption limitations:
We have established the above conditions to our exercise of redemption rights to provide:
• warrant holders with adequate notice of exercise only after the then-prevailing ordinary share price is substantially above the warrant exercise price; and

•

a sufficient differential between the then-prevailing ordinary share price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date.

Private placement warrants purchased through private placement:
AEX Enterprises Limited has agreed to purchase an aggregate of 750,000 warrants at a price of $1.00 per warrant ($750,000 in the aggregate) from us in a private placement that will occur immediately prior to the consummation of this offering. We refer to these warrants as the private placement warrants throughout this prospectus. The private placement warrants will be purchased separately and not in combination with ordinary shares in the form of units.
The proceeds from the sale of the private placement warrants will be added to the proceeds from this offering to be held in the trust account pending our consummation of a business combination. If we do not complete a business combination that meets the criteria described in this prospectus, then the $750,000 purchase price of the private placement warrants will become part of any liquidating distribution to our public shareholders following our liquidation and dissolution and the private placement warrants will expire worthless.
The private placement warrants will be non-redeemable so long as they are held by AEX Enterprises Limited, the founders or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of our private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of our initial business combination and the warrants may be exercised on a cashless basis if held by the original holder, the founders or their permitted transferees. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants being sold as part of the units in this offering.
AEX Enterprises Limited has agreed, subject to certain exceptions described below, not to transfer, assign or sell any of its private placement warrants until after we consummate a business combination. However, prior to the consummation of a business combination, AEX Enterprises Limited will be permitted to transfer its private placement warrants in certain limited circumstances, such as to our officers and directors, and other persons or entities associated with such persons, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on such entity.

Proposed OTC Bulletin Board symbols for our:
Units:
“[ ]U”
Ordinary Shares
“[ ]”
Warrants:
“[ ]W”
Offering and private placement warrant proceeds to be held in the trust account and amounts payable prior to trust account distribution or liquidation:
Approximately $30.4 million, or approximately $7.60 per unit (approximately $34.96 million, or approximately $7.60 per unit, if the over-allotment option is exercised in full) of the proceeds of this offering will be placed in a trust account at [United Commercial], pursuant to an agreement to be signed on the date of this prospectus. These proceeds include the $750,000 proceeds of the private placement warrants and $640,000 in deferred underwriting discounts and commissions (or $736,000 if the underwriters’ over-allotment option is exercised in full). We believe that the inclusion in the trust account of the purchase price of the private placement warrants and the deferred underwriting discounts and commissions is a benefit to our public shareholders because additional proceeds will be available for distribution to investors if a liquidation of our company occurs prior to our completing an initial business combination. Other than as described below, proceeds in the trust account will not be released until the earlier of consummation of a business combination or a liquidating distribution. Prior to a business combination or our liquidation (i) interest earned on the trust account may be released to us to pay any taxes we incur, (ii) amounts may be released to redeeming shareholders voting against the extended period, as described in this prospectus and (iii) one-half of the interest earned by the trust account may be released to us from time to time (up to a maximum of $1,350,000) to fund our working capital and general corporate requirements, including the payment of expenses related to:
• this offering,
• identification, investigation, selection and negotiation of an agreement with one or more target businesses, and
• consultants and advisors who assist us in the identification, investigation, selection and negotiation of an agreement with one or more target businesses.
With these exceptions in respect of the proceeds held in the trust account, expenses incurred by us while seeking a business combination may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately

$331,000), and therefore we will rely on the interest earned on the trust account to fund our working capital. Following the consummation of this offering, one-half of the interest income on the trust account (up to a maximum of $1,350,000) may be released to us from time to time to fund our working capital and general corporate requirements. The proceeds held in the trust account may be subject to claims which would take priority over the claims of our public shareholders and, as a result, the per-share liquidation price could be less than $7.60 per share due to claims of such creditors.
There will be no fees, reimbursements or cash payments made to our officers, directors or their affiliates other than:

•

a payment of an aggregate of $7,500 per month to Hambrecht Eu Capital Management LLC, an affiliate of Robert Eu, one of our founders and our Chairman, and Elizabeth Hambrecht, Mr. Eu’s wife, for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation; and

• reimbursement of out-of-pocket expenses incident to identifying, investigating and consummating a business combination with one or more target businesses, none of which have been incurred to date.
• Repayment of $210,000 of non-interest bearing loans, pursuant to the terms of a revolving credit line, made by Robert Eu, our Chairman and Secretary, to date covering offering expenses.
All amounts held in the trust account that are not paid to redeem ordinary shares, released to us in the form of interest income or payable to the underwriters for deferred discounts and commissions will be released to us on closing of our initial business combination:
All amounts held in the trust account that are not:
• distributed to public shareholders who exercise redemption rights (as described below),
• released to us as interest income (one-half of the interest earned on the trust account up to a maximum of $1,350,000),
• released to us to pay taxes, or
• payable to the underwriters for deferred discounts and commissions, will be released to us on closing of our initial business combination.

At the time we complete an initial business combination, following our payment of amounts due to any public shareholders who exercise their redemption rights, there will be released to the underwriters from the trust account their deferred underwriting discounts and commissions that are equal to 2.0% of the gross proceeds of this offering, or $640,000 (or approximately $736,000 if the underwriters’ over-allotment option is exercised in full). Funds released from the trust account to us can be used to pay all or a portion of the purchase price of the business or businesses with which our initial business combination occurs. If the business combination is paid for using equity or debt securities, we may apply the cash released to us from the trust account to general corporate purposes, including for maintenance or expansion of operations of the acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination or to fund the acquisition of other companies or assets, or for working capital.
Shareholders must approve our initial business combination:
We are required to seek shareholder approval before effecting our initial business combination, even if the business combination would not ordinarily require shareholder approval under applicable Cayman Islands law. We will proceed with a business combination only if a majority of the ordinary shares voted by public shareholders are voted in favor of the business combination and public shareholders owning less than 30.0% of the shares sold in this offering exercise their redemption rights on a cumulative basis, including any shareholders who previously exercised their redemption rights in connection with the shareholder vote required to approve the extended period and our initial business combination.
If, at the end of the 18 month period, we have not entered into a letter of intent or definitive agreement, or if at the end of the 24 or 36 month period, as applicable, we have not obtained shareholder approval for an initial business combination, or at the end of the 24 month period we have not obtained shareholder approval of the extended period, we will dissolve as promptly as practicable and liquidate and release only to our public shareholders, as part of our plan of distribution, the proceeds of the trust account, including accrued interest, net of income and franchise taxes payable on such interest and net of interest income earned on the trust account previously released to us to fund our working capital and general corporate requirements.
The requirement that we seek shareholder approval before effecting our initial business combination is set forth in Article 170 of our articles of association, which requires the affirmative vote of at least 80% of the voting power of our outstanding voting securities to amend. The requirement that we seek shareholder approval before effecting our initial business combination therefore may be eliminated only by a vote of our board and the vote of at least 80% of the voting power of our outstanding voting securities. Management will not request that the board consider such a proposal to eliminate or amend this provision.
In connection with the shareholder vote required to approve the extended period and/or our initial business combination, our founders have agreed to vote their founder’s ordinary shares in the same manner as a majority of the public shareholders who vote at the special or annual meeting called for such purpose. In addition, each of our founders has agreed that if he acquires ordinary shares in or following this offering, he will vote all such acquired shares in favor of the extended period and/or our initial business combination. As a result, our founders will not be able to exercise the redemption rights (as described below) with respect to any of our shares that they may acquire prior to, in or after this offering.
If within 90 days before the expiration of the 24-month period, we seek approval from our shareholders of the extended period, or, within 90 days before the expiration of the 36-month period, we seek approval from our shareholders to consummate a business combination, the proxy statement related to such business combination will also seek shareholder approval for our board’s recommended plan of distribution in the event our shareholders do not approve the extended period or the business combination or if such business combination is not consummated for other reasons.
Conditions to consummating our initial business combination:
Our initial business combination must occur with one or more target businesses that have a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of such business combination. If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions and taxes payable). In all instances, we would be the controlling shareholder of the target company. The key factors that we will rely on in determining controlling shareholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. We will not consider any transaction that does not meet such criteria.
We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business is an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and his shareholders enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate his business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business.
We will consummate our initial business combination only if a majority of the ordinary shares voted by the public shareholders are voted in favor of our initial business combination and public shareholders owning less than 30.0% of the shares sold in this offering, on a cumulative basis, in connection with the shareholders vote to approve the extended period, if any, and our initial business combination, do not exercise their redemption rights described below. Most other blank check companies have a redemption threshold of 20%, which makes it more difficult for such companies to consummate their initial business combination. Because we permit a larger number of shareholders (up to one share less than 30.0% of our public shareholders) to exercise their redemption rights, it will be easier for us to consummate an initial business combination with a target business which shareholders may believe is not suitable for us. Our founders have agreed that they will vote their founder’s ordinary shares in the same manner as a majority of the public shareholders and will vote any other ordinary shares that they acquire in favor of any business combination presented to our shareholders by our Board of Directors. The requirement that we not consummate our initial business combination if public shareholders owning 30.0% or more of the shares sold in this offering exercise their redemption rights described below is set forth in Article 170 of our articles of association and may only be eliminated by a vote of our board and the vote of at least 80% of the voting power of our outstanding ordinary shares. It is important to note that voting against the proposal for the extended period, if any, or our initial business combination, alone, will not result in redemption of a shareholder’s shares for a pro rata share of the trust account. Such right of redemption is only valid when a shareholder votes against the transactions and exercises such redemption rights. Management will not request that the board consider such a proposal to eliminate or amend this provision.
Possible extension of time to consummate a business combination to 36 months:
Unlike other blank check companies, if we have entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the consummation of this offering, we may seek to extend the time period within which we must complete our business combination, to avoid being required to liquidate to 36 months, by calling a special meeting of our shareholders for the purpose of soliciting their approval for such extension.
We believe that extending the date before which we must complete our business combination to 36 months may be advisable due to the circumstances involved in the evaluation and closing of a business combination in China, including obtaining audited US GAAP financial statements of potential targets that have previously kept their accounts in accordance with PRC GAAP, the possible need for restructuring and reorganizing corporate entities and assets (particularly with respect to PRC state-owned enterprises) and the requirements of complex Chinese regulatory filings and approvals. For example, without the possibility of extending the time to complete a business combination by an additional 12 months, if we were to enter into an agreement near the end of this 18 month period, we would have only six months in which to accomplish the necessary accounting reconciliations, complete the restructuring of the company, satisfy U.S. and PRC regulatory requirements, secure the approval of our shareholders and provide for customary closing conditions.
If holders of 30.0% or more of the shares sold in this offering vote against the proposed extension to 36 months and elect to redeem their shares for a pro rata share of the trust account, we will not extend the date before which we must complete our business combination beyond 24 months. In such event, if we cannot complete the initial business combination within such 24 month period, we will be required to liquidate, with the amount remaining in the trust account returned to all public shareholders. Subject to the foregoing, approval of the extension to 36 months will require the affirmative vote of the majority of public shareholders who vote at the special meeting called for the purpose of approving such extension.
If we receive shareholder approval for the extended period and holders of 30.0% or more of the shares sold in this offering do not vote against the extended period and choose to redeem in connection with the vote for the extended period, we will then have an additional 12 months in which to complete the initial business combination. We will still be required to seek shareholder approval before completing our initial business combination, even if the business combination would not ordinarily require shareholder approval under applicable law. As a result of an approval of the extension, we may be able to hold your funds in the trust account for up to three years.
A shareholder’s election to redeem his shares will only be honored if the extended period is approved. Shareholders who vote against the extended period and exercise their redemption rights will not be able to vote on the initial business combination. All other shareholders will be able to vote on the initial business combination.
If at the end of such 36 month period we have not effected a business combination, we will dissolve as promptly as practicable and liquidate the proceeds of the trust account as set forth in this prospectus.
Redemption rights for shareholders voting to reject the extended period or our initial business combination:
Public shareholders voting against the extended period or our initial business combination, as the case may be, will be entitled to cause us to redeem their ordinary shares for a pro rata share of the aggregate amount then in the trust account, before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income and franchise taxes payable on such interest income on the trust account balance previously released to us to fund our working capital and general corporate requirements. Voting against the proposal for the extended period, if any, or our initial business combination alone will not result in the redemption of a shareholder’s shares for a pro-rata portion of the trust account. The right of redemption is only valid when a shareholder votes against the proposal and exercises such redemption rights. Shareholders voting against (i) the extended period will only have the right to cause us to redeem their shares if the extended period is approved and (ii) the business combination will only have the right to cause us to redeem their shares if our initial business combination is approved and completed. Public shareholders who cause us to redeem their ordinary shares for a pro rata share of the trust account will be paid their redemption price as promptly as practicable after the date of the special meeting for the extended period or upon consummation of a business combination, as the case may be, and will continue to have the right to exercise any warrants they own. This redemption could have the effect of reducing the amount distributed to us from the trust account by up to approximately $9.1 million (assuming redemption of the maximum of one share less than 30.0% of the eligible ordinary shares). We intend to structure and consummate any potential business combination in a manner such that approximately 30.0% of our public shareholders, on a cumulative basis, could cause us to redeem their ordinary shares for a pro rata share of the aggregate amount then on deposit in the trust account, and the business combination could still be consummated. In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.
The initial per share redemption price in the event a public shareholder exercises its redemption rights in connection with voting against the extended period or against our initial business combination, is approximately $7.60 per share. Since this amount is less than the $8.00 per share purchase price (assuming that the entire purchase price of the units was allocated to the ordinary shares underlying the units) in this offering and may be lower than the market price of the ordinary shares on the date of redemption, there may be a disincentive on the part of public shareholders to exercise their redemption rights. Because shareholders who exercise their redemption rights will receive their proportionate share of deferred underwriting compensation and the underwriters will be paid the full amount of the deferred underwriting compensation at the time of closing of our initial business combination, the non-redeeming shareholders will bear the financial effect of such payments to both the redeeming shareholders and the underwriters.
Dissolution and liquidation if no business combination:
Pursuant to the terms of the trust agreement by and between us and Continental Stock Transfer & Trust Company, our articles of association and applicable provisions of Cayman Islands Law, we will dissolve as promptly as practicable and liquidate and release only to our public shareholders, as part of our plan of distribution, the amount in our trust account, including (i) all accrued interest, net of income and franchise taxes payable on such interest and net of interest on the trust account balance previously released to us to fund our working capital and general corporate requirements and (ii) all deferred underwriting discounts and commissions, plus any remaining net assets, if we do not effect our initial business combination within 18 months after consummation of this offering (or within 24 (or 36 months if the extension of an additional 12 months is approved by shareholders) months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period or by the expiration of the extended period).
We cannot provide investors with assurances of a specific timeframe for our dissolution and liquidation. Pursuant to our articles of association, upon the expiration of the 18, 24 or 36 month time period, as applicable, our purposes and powers will be limited to dissolving, liquidating and winding up. Also contained in our articles of association is the requirement that our board of directors, to the fullest extent permitted by law, consider a resolution to dissolve our company at that time. Consistent with such obligations, our board of directors will seek shareholder approval for any such plan of distribution, and our founders have agreed to vote in favor of such dissolution and liquidation. As promptly as practicable upon the later to occur of (i) the approval by our shareholders of our plan of distribution or (ii) the effective date of such approved plan of distribution, we will liquidate our trust account to our public shareholders.
Our founders have agreed to waive their rights to participate in any liquidating distribution as part of our plan of distribution with respect to the ordinary shares acquired by them before this offering if we fail to consummate a business combination and to vote in favor of any such plan of distribution. There will be no distribution from the trust account with respect to our warrants, and all rights of our warrants will terminate on our liquidation.
We estimate that our total costs and expenses for implementing and completing our shareholder-approved dissolution and plan of distribution (if the vote were not conducted at the same time as a vote with respect to a potential business combination) will be between $75,000 and $125,000. This amount includes all costs and expenses related to filing our dissolution in the Cayman Islands, the winding up of our company, printing and mailing a proxy statement, holding a shareholders’ meeting relating to the approval by our shareholders of our dissolution and plan of distribution, legal fees and other filing fees. We believe that there should be sufficient funds available either outside of the trust account or made available to us out of the net interest earned on the trust account and released to us as working capital, to fund the $75,000 to $125,000 in costs and expenses.
In the event we seek shareholder approval for our dissolution and plan of distribution (which would only occur if we were required to dissolve after 18 or 24 months) and do not obtain such approval, we will nonetheless continue to pursue shareholder approval for our dissolution. Pursuant to the terms of our articles of association, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. If no proxy statement seeking the approval of our shareholders for a business combination has been filed 90 days prior to (i) the date which is 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 24 month period or (ii) the extended period expiration date, our board will, prior to such date, convene, adopt and recommend to our shareholders our dissolution and plan of distribution, and on such date file a proxy statement with the SEC seeking shareholder approval for such plan. Pursuant to the trust agreement governing such funds, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our shareholders, the funds held in our trust account will not be released (other than in connection with the funding of working capital, a redemption or a business combination as described elsewhere in this prospectus). Consequently, holders of a majority of our outstanding ordinary shares must approve our dissolution and plan of distribution in order to receive the funds held in our trust account and, other than in connection with a redemption or a business combination, the funds will not be available for any other corporate purpose.
Determination of offering amount:
We determined the size of this offering based on our estimate of the capital required to facilitate our combination with one or more viable target businesses with sufficient scale to operate as a stand-alone public entity. We believe that raising the amount described in this offering will offer us a broad range of potential target businesses possessing some or all of the characteristics we believe are important in evaluating target businesses.
Escrow of existing shareholder’s securities
On the date of this prospectus, all of our existing shareholders, including the purchaser of warrants in the private placement, will place the ordinary shares and warrants they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions for transfers, such as transfers to family members and trusts for estate planning purposes, and the possible forfeiture of shares for cancellation by us discussed below, these securities will not be transferable during the escrow period and will not be released from escrow until (i) with respect to the shares, one year after the consummation of a business combination, and (ii) with respect to the warrants, upon consummation of a business combination. Any transfer of securities will be subject to the same restrictions imposed on the existing shareholders. The ordinary shares held in the escrow account will only be released prior to this date if following a business combination we engage in a subsequent transaction resulting in all shareholders having a right to exchange their shares for cash or other consideration.
We will redeem, for no consideration, that number of shares held by our existing shareholders, up to a maximum of 150,000 shares, necessary to ensure that the number of shares they hold prior to this offering, exclusive of shares underlying the private placement warrants or any securities purchased in the aftermarket, equals 20% of the outstanding ordinary shares immediately after this offering after this offering and the exercise, if any, of the underwriters’ over-allotment option.

Risks

We are a newly formed company that has conducted no operations and has generated no revenues. Until we complete a business combination, we will have no operations and will generate no operating revenues. In making your decision whether to invest in our securities, you should take into account not only the background of our chairman of the board, chief executive officer, chief financial officer and our other directors, but also the special risks we face as a blank check company including reliance on our ability to choose an appropriate target business and either conduct due diligence or monitor due diligence conducted by others, conflicts of interest of Messrs. Wang, Eu and Cannon, and the control of our company exercised by Messrs. Wang, Eu and Cannon by virtue of their direct and indirect equity interests. In addition, you will experience immediate and substantial dilution from the purchase of our ordinary shares. This offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act. Accordingly, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 19 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	August 31, 2007
Balance Sheet Data	Actual	As Adjusted
Working capital (deficiency)	$58,741	$30,111,871
Total assets	114,974	30,751,871
Total liabilities	94,688	640,000
Value of ordinary shares which may be redeemed for cash ($7.44 per share)	—	8,927,993
Shareholders’ equity	$20,286	$21,183,878

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds, the receipt of $750,000 from the sale of the private placement warrants and the payment of the estimated remaining expenses of this offering. The “as adjusted” working capital and “as adjusted” total assets include $640,000 being held in the trust account representing deferred underwriting discounts and commissions.

The “as adjusted” working capital and total assets amounts include approximately $30,400,000 (not including the exercise of the over-allotment option) to be held in the trust account, which will be distributed (i) to public shareholders who vote against extending our liquidation date and exercise their redemption rights in connection with a vote on the extended period, if any, or in connection with our initial business combination (assuming that the extension period and business combination is approved, respectively), (ii) upon the consummation of a business combination to the underwriters in the amount of $640,000 in payment of their deferred underwriting discounts and commissions and (iii) upon the consummation of a business combination to us in the amount remaining in the trust account following the payment to any public shareholders who exercise their redemption rights and payment of deferred discounts and commissions to the underwriters. All such proceeds will be distributed from the trust account only as described in this prospectus. If a business combination is not so consummated, we will dissolve and the proceeds held in the trust account, including the deferred underwriting discounts and commission and all interest thereon, net of income or franchise taxes on such interest and net of interest income on the trust account balance previously released to us to fund our working capital and general corporate requirements, will be distributed to our public shareholders as part of a plan of distribution.

We will not consummate a business combination if public shareholders owning 30.0% or more of the shares sold in this offering vote against the extended period or the business combination, on a cumulative basis, and concurrently exercise their redemption rights. Accordingly, we may effect a business combination if public shareholders owning up to 30.0% of the 4,000,000 ordinary shares sold in this offering exercise their redemption rights on a cumulative basis. If this occurred, we would be required to redeem for cash up to one share less than 30.0% of the ordinary shares sold in this offering, or 1,199,999 ordinary shares (1,379,999 if the underwriters exercise their over-allotment option in full) at an initial per-share redemption price of approximately $7.60 (which includes $0.16 attributable to the deferred portion of the underwriter’s compensation) for approximately $9.1 million in the aggregate (approximately $10.5 in the aggregate if the underwriters exercise their over-allotment option in full). The actual per-share redemption price will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of income or franchise taxes on such interest and net of interest income on the trust account balance previously released to us as described above, as of the date of the special meeting of shareholders called for the purpose of approving the extended period, or two business days prior to the proposed consummation of the business combination, as the case may be, divided by the number of ordinary shares included in the units sold in this offering. We intend to structure and consummate any potential business combination in a manner such that public shareholders holding up to (but not including) 30.0% of the ordinary shares sold in this offering voting against the extended period or our initial business combination could cause us to redeem their ordinary shares for a pro ratashare of the aggregate amount then on deposit in the trust account, and the business combination could still be consummated.

In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

We are a newly formed, development stage company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective. These factors, among others, indicate that we may be unable to continue operations as a going concern.

We are a recently formed development stage company with no operating results, and we will not commence operations until obtaining funding through this offering. Because we lack an operating history, you have no basis on which to evaluate our ability to achieve our business objective of completing a business combination with one or more target businesses. We have no plans, arrangements or understandings with any prospective target businesses concerning a business combination and may be unable to complete a business combination. We will not generate any revenues from operations until after completing a business combination. If we expend all of the approximately $331,000 in proceeds from this offering not held in the trust account and one-half of the interest income earned (net of income and franchise taxes on such interest) on the balance of the trust account (up to $1,350,000) that may be released to us to fund our working capital and general corporate requirements in seeking a business combination but fail to complete such a combination, we will never generate any operating revenues. These factors, among others, indicate that we may be unable to continue operations as a going concern.

We may not be able to consummate a business combination within the required time frame, in which case, we would dissolve and liquidate our assets.

Pursuant to our articles of association we must complete a business combination with a fair market value of at least 80% of the balance of the trust account at the time of the business combination (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period, or, if extended pursuant to a shareholder vote as described on page [] of this prospectus, within 36 months from the consummation of this offering). If we fail to consummate a business combination within the required time frame, we will, in accordance with our articles of association dissolve, liquidate and wind up. The foregoing requirements are set forth in Article 170 of our articles of association and may not be eliminated without the vote of our board and the vote of at least 80% of the voting power of our outstanding ordinary shares. We may not be able to find suitable target businesses within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific business combination under consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business.

Unlike other blank check companies, we are permitted, pursuant to our articles of association, to seek to extend the date before which we must complete an initial business combination to 36 months. As a result, your funds may be held in the trust account for up to three years.

Unlike other blank check companies, if we have entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the consummation of this offering, we may seek to extend the date before which we must complete our business combination, to avoid being required to liquidate, beyond the more typical 24 months to 36 months by calling a special meeting of our shareholders for the purpose of soliciting their approval for such extension. We believe that an extension could be necessary due to the circumstances involved in the evaluation and closing of a business combination in China, including obtaining audited US GAAP financial statements of potential targets that have previously kept their accounts in accordance with PRC GAAP, the possible need for restructuring and reorganizing corporate entities and assets (particularly with respect to PRC state-owned enterprises) and the requirements of complex Chinese regulatory filings and approvals. Without the option of extending to 36 months, if we enter into such agreement near the end of the initial 18 month period, we would have only six months in which to accomplish the necessary accounting reconciliations, satisfy U.S. and PRC regulatory requirements, secure the approval of our shareholders and provide for customary closing conditions. If the proposal for the extension to 36 months is approved by our shareholders as described on page [] of this prospectus, we will have an additional 12 months beyond the more usual 24 month period with which to complete our initial business combination. As a result we may be able to hold your funds in the trust account for up to three years and thus delay the receipt by you of your funds from the trust account on redemption or liquidation.

Under Cayman Islands law, the requirements and restrictions relating to this offering contained in our articles of association may be amended, which could reduce or eliminate the protection afforded to our shareholders by such requirements and restrictions.

Our articles of association set forth certain requirements and restrictions relating to this offering that shall apply to us until the consummation of a business combination. Specifically, our articles of association provides among other things, that:

•	if we have entered into a letter of intent or definitive agreement with respect to a business combination within 18 months of the consummation of this offering, and we anticipate that we will not be able to consummate a business combination within 24 months, we can seek shareholder approval to extend the period of time to consummate a business combination by an additional 12 months. In such case, we will present such proposal to our shareholders. In order to approve the extended period, we must receive shareholder approval of a majority of our ordinary shares voted by our public shareholders and shareholders owning up to one share less than 30.00% of the ordinary shares purchased by the public shareholders in this offering exercise their redemption rights;
•	if the extended period is approved, public shareholders who voted against such proposal and exercised their redemption rights will receive their pro rata share of the trust account;
•	prior to the consummation of our initial business combination, we shall submit our initial business combination to our shareholders for approval;
•	we may consummate our initial business combination if: (i) approved by a majority of the ordinary shares voted by our public shareholders, and (ii) shareholders owning less than 30.0% of the ordinary shares purchased by the public shareholders in this offering exercise their redemption rights (on a cumulative basis, including shares redeemed in connection with our seeking shareholder approval for the extended period, if applicable);
•	if our initial business combination is approved and consummated, public shareholders who voted against the business combination and exercised their redemption rights will receive their pro rata share of the trust account;
•	if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public shareholders their pro rata share of the trust account; and
•	our management will take all actions necessary to liquidate our trust account to our public shareholders as part of our plan of distribution if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus;
•	our shareholders’ rights to receive a portion of the trust fund are limited such that they may only receive a portion of the trust fund upon liquidation of our trust account to our public shareholders as part of our plan of distribution or upon the exercise of their redemption rights; and

•	we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction or control through contractual arrangements other than a business combination that meets the conditions specified in this prospectus, including the requirement that our initial business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such business combination.

The foregoing provisions may be amended by a vote of our board and the vote of at least 80% of the voting power of our outstanding ordinary shares.

If we dissolve and liquidate before concluding a business combination, our public shareholders will receive less than $8.00 per share on distribution of trust account funds and our warrants will expire worthless.

If we are unable to complete a business combination and must dissolve and liquidate our assets, the per-share liquidating distribution will be less than $8.00 because of the expenses of this offering, our general and administrative expenses and the planned costs of seeking a business combination. If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income and franchise taxes payable on such interest and net of interest income on the trust account balance previously released to us to fund working capital requirements, the initial per-share liquidation price would be $7.60, or $0.40 less than the per-share offering price of $8.00 (assuming that the entire offering amount was allocated to the shares included in the units). Furthermore, our outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire worthless if we dissolve and liquidate before completing a business combination.

You will not receive protections normally afforded to investors in blank check companies.

Since the net proceeds of this offering are designated for completing a business combination with a target business that has not been identified, we may be deemed a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5.0 million and will at that time file a Current Report on Form 8-K with the SEC that includes an audited balance sheet demonstrating this fact, we are exempt from SEC rules such as Rule 419 that are designed to protect investors in blank check companies. Accordingly, investors in this offering will not receive the benefits or protections of that rule. Among other things, this means our units will be immediately tradable and we will have a longer period of time to complete a business combination in some circumstances than do companies subject to Rule 419.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

If third parties bring claims against us, the proceeds held in the trust account may be reduced and the per share liquidation price received by you will be less than $7.60 per share.

Our placing of funds in the trust account may not protect those funds from third party claims against us. Although we will seek to have all vendors that we engage after the consummation of this offering, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or if executed, that this will prevent potential contracted parties from making claims against the trust account. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in the trust account may be subject to claims which would take priority over the claims of our public shareholders and, as a result, the per-share liquidation price could be less than $7.60 due to claims of such creditors. If we are unable to complete a business combination and are forced to dissolve and liquidate, each of John Wang, Robert Eu, and Stephen N. Cannon will, by agreement, agree to indemnify us (each in an amount proportional to the number of shares owned as compared to all of them as a group) for all claims of vendors, potential target businesses or other persons, to the extent we fail to obtain valid and enforceable waivers from such parties.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public shareholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public shareholders the liquidation amounts due them.

We will dissolve and liquidate if we do not consummate a business combination, in which case our public shareholders will receive less than $8.00 per share on distribution.

Pursuant to our articles of association, among other things, we must complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period or by the expiration of the extended period). If we do not comply with this requirement, we will dissolve. The foregoing requirement is set forth in Article 170 of our articles of association and may not be eliminated without the vote of our board and the vote of at least 80% of the voting power of our outstanding voting ordinary shares. Upon dissolution, we will distribute to all of our public shareholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account (net of income and franchise taxes payable and that portion of the interest earned previously released to us) and net assets held outside the trust account. Our founders have waived their rights to participate in any liquidating distribution with respect to their founders’ ordinary shares and has agreed to vote in favor of any dissolution and plan of distribution which we will present to our shareholders for vote. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of our dissolution and liquidation of the trust account from our remaining assets outside of the trust account, and we estimate such costs to be between $75,000 and $125,000, if not done in connection with a shareholder vote with respect to a potential business combination. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public shareholders as part of our shareholder-approved dissolution and plan of distribution. Concurrently, we shall pay, or reserve for payment, from interest released to us from the trust account if available, our liabilities and obligations, although we cannot give you assurances that there will be sufficient funds outside the trust account for such purpose. The amounts held in the trust account may be subject to claims by third parties, such as vendors, prospective target business or other entities, if we do not obtain waivers in advance from such third parties prior to such parties providing us with services or entering into arrangements with them. We have not received any waiver agreements at this time and we cannot assure you that such waivers will be obtained or will be enforceable. Accordingly, upon dissolution and liquidation, the estimated per-share liquidating distribution will be $7.60, which is less than $8.00 per share because of the expenses of this offering, our general and administrative expenses and the planned costs of seeking a business combination.

Unlike other blank check offerings, we allow up to approximately 30.0% of our public shareholders, on a cumulative basis, to exercise their redemption rights. This higher threshold will make it easier for us to consummate a business combination with which you may not agree.

When we seek shareholder approval for the extended period and our initial business combination, we will offer each public shareholder (other than our existing shareholders) the right to have his, her or its ordinary shares converted to cash if the shareholder votes against the extended period or business combination, as the case may be, and each such proposal is approved and, in the case of the business combination, it is also consummated. We will consummate the initial business combination only if the following two conditions are met: (i) a majority of the ordinary shares voted by the public shareholders are voted in favor of the business combination and (ii) public shareholders owning 30.0% or more of the shares sold in this offering do not vote against the business combination and on a cumulative basis exercise their redemption rights (including any shares previously redeemed in connection with the extended period). Most other blank check companies have a redemption threshold of 20.0%, which makes it more difficult for such companies to consummate their initial business combination. Thus, because we permit a larger number of shareholders to exercise their redemption rights, it will be easier for us to consummate an initial business combination with a target business which shareholders may believe is not suitable for us, and you may not receive the full amount of your original investment upon exercise of your redemption rights. We have increased the redemption percentage to 30.0% from the more typical 20% in order to reduce the likelihood that a small group of investors holding a large block of our ordinary shares will be able to stop us from completing a business combination that is otherwise approved by a large majority of our public shareholders and to be competitive with other offerings by blank check companies currently in the market.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and certain of our assets may in the future be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States in a way that will permit a US court to have jurisdiction over us.

Our corporate affairs will be governed by our memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and
•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Because some of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce U.S. court judgments against them in China.

Some of our directors and all of our officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets could be located outside of the United States. We believe that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. As a result, it is necessary to comply with Chinese law in order to obtain an enforceable judgment against certain directors and officers and certain assets. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers outside of China or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under United States federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the United States federal securities laws.

Since we have not yet selected a particular industry or any target business with which to complete a business combination, you will be unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We intend to consummate a business combination with a company in the PRC in any industry we choose, that we believe will provide significant opportunities for growth, and we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business or businesses with which we may ultimately enter a business combination. Although we will evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risks present in that target business. Even if we properly assess those risks, some of them may be outside of our control or ability to affect. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

Your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our shareholders for approval.

You will be relying on the ability of our officers and members of our board, with the assistance of employees, advisors and consultants, to choose a suitable business combination. At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of one or more target businesses. Accordingly, your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our shareholders for approval. In addition, a proposal that you vote against could still be approved if a sufficient number of public shareholders vote for the proposed business combination. Alternatively, a proposal that you vote for could still be rejected if a sufficient number of public shareholders vote against the proposed business combination.

We will not be required to obtain a fairness opinion from an independent investment banking firm as to the fair market value of the target business unless the Board of Directors is unable to independently determine the fair market value.

The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the NASD with respect to the satisfaction of such criterion. In all other instances, we will have no obligation to obtain or provide you with a fairness opinion.

If we issue capital securities or redeemable debt securities to complete a business combination, your equity interest in us could be reduced or there may be a change in control of our company.

Our articles of association authorizes the issuance of up to 50,000,000 ordinary shares, par value $0.001 per share, and 1,000,000 shares of preferred shares, par value $0.001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 39,690,000 authorized but unissued ordinary shares available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding derivative securities, including the private placement warrants and the unit purchase option) and all of the preferred shares available for issuance. We have no other commitments as of the date of this offering to issue any additional securities. We may issue a substantial number of additional ordinary shares or preferred shares, or a combination of both, including through redeemable debt securities, to complete a business combination, particularly as we intend to focus primarily on acquisitions of mid-cap companies with valuations between approximately $70 million and $150 million. Our issuance of additional ordinary shares or any preferred shares:

•	may significantly reduce your equity interest in us;
•	may cause a change in control if a substantial number of our ordinary shares are issued, which may among other things limit our ability to use any net operating loss carry forwards we have, and result in the resignation of our officers and directors;

•	may, in certain circumstances, have the effect of delaying or preventing a change in control of us; and
•	may adversely affect the then-prevailing market price for our ordinary shares.

The value of your investment in us may decline if any of these events occur.

If we acquire a company by issuing debt securities, our post-combination operating results may decline due to increased interest expense or our liquidity may be adversely affected by an acceleration of our indebtedness.

We may elect to enter into a business combination that requires us to issue debt securities as part of the purchase price for a target business, particularly as we intend to focus primarily on acquisitions of mid-cap companies with valuations between approximately $70 million and $150 million. If we issue debt securities, such issuances may result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;
•	acceleration, even if we are then current in our debt service obligations, if the debt securities have covenants that require us to meet certain financial ratios or maintain designated reserves, and any such covenants are breached without a waiver or renegotiation;
•	a required immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and
•	our inability to obtain additional financing, if necessary, if the debt securities contain covenants restricting our ability to obtain additional financing.

Certain of our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Certain of our officers and directors may in the future become affiliated with entities including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Each of Messrs. Eu, Cannon and Ting are executives at WR Hambrecht + Co., LLC (“WRH+Co”) an investment banking firm that engages in underwriting and advisory services for companies, including other blank check companies similar to ours. WRH+Co is anticipated to be an underwriter for a blank check company that, like us, was formed to acquire an operating business in the PRC. Furthermore, each of our principals may become involved with subsequent blank check companies similar to our company. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity time should be allocated or a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor. As a result, a potential target business may be presented to another entity with which our officers and directors have a fiduciary obligation pre-existing the fiduciary obligation they owe to us and we may miss out on a potential transaction.

Our founders, John Wang, Robert Eu and Stephen N. Cannon currently control us and may influence certain actions requiring a shareholder vote.

Assuming none of our founders purchases units in this offering or in the open market, they will beneficially own, in the aggregate, 20% of our issued and outstanding ordinary shares when this offering is completed. Other than as described in this prospectus, none of our founders has indicated to us that they intend to purchase units in this offering. Our founders have agreed that any ordinary shares they acquire in or after this offering will be voted in favor of a business combination that is presented to our public shareholders. Accordingly, ordinary shares acquired by our founders in or after this offering will not have the same voting or redemption rights as our public shareholders with respect to a potential business combination, and our founders will not be eligible to exercise redemption rights for those shares if a business combination is approved by a majority of our public shareholders.

Because AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, and William R. Hambrecht, Robert Eu’s father-in-law, will hold, in the aggregate, warrants to purchase 750,000 ordinary shares that it purchased in the private placement, after a business combination, the exercise of those warrants may indirectly increase the ownership of Robert Eu. This increase could allow our Mr. Eu to influence the outcome of matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions after consummation of our initial business combination. In addition, neither our founders nor their affiliates are prohibited from purchasing units in this offering or our ordinary shares in the aftermarket. If they do so, our founders will have a greater influence on the vote taken in connection with a business combination.

Resources could be wasted in researching acquisitions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control such as that more than 29.99% of our public shareholders vote against extending the period of time that we have to consummate a business combination and/or the business combination and opt to have us redeem their ordinary shares for a pro ratashare of the trust account even if a majority of our shareholders approve the business combination. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Each of our founders may have a conflict of interest in deciding if a particular target business is a good candidate for a business combination.

Our founders have agreed to waive their right to receive distributions with respect to their founders’ ordinary shares purchased by them before this offering if we dissolve and liquidate because we fail to complete a business combination. AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, the wife of Robert Eu, our founder and Chairman, and William R. Hambrecht, Robert Eu father-in-law, will purchase an aggregate of 750,000 private placement warrants immediately prior to the consummation of this offering. The $750,000 purchase price of the private placement warrants will be included in the trust account that is distributed to our public shareholders in the event of our dissolution and liquidation. Our directors’ and officer’s desire to avoid rendering their ordinary shares and warrants worthless may result in a conflict of interest when they determine whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

Unless we complete a business combination, our other directors will not receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public shareholders’ best interest.

Our directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not required to be retained in the trust account unless the business combination is consummated. Our directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the shareholders’ best interest.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and, therefore, may take actions or incur expenses that are not deemed to be independently approved or independently determined to be in our best interest.

Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because all of our directors may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as attending meetings of the Board of Directors, identifying potential target businesses, and performing due diligence on suitable business combinations, and certain of our directors indirectly own shares of our securities, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. There is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our Board of Directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we complete a business combination. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that actually are not in our best interests, it could have a material adverse effect on our business and operations and the price of our ordinary shares held by the public shareholders.

We will probably complete only one business combination with the proceeds of this offering, meaning our operations will depend on a single business that is likely to operate in a non-diverse industry or segment of an industry.

The net proceeds from this offering and the offering of the private placement warrants will provide us with approximately $29.8 million (approximately $34.2 million if the underwriters’ over-allotment option is exercised in full) that we may use to complete a business combination. Our initial business combination must be with a target business or businesses with a fair market value of at least 80% of the balance in the trust account at the time of such business combination (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable). We may not be able to acquire more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. Additionally, we may encounter numerous logistical issues if we pursue multiple target businesses, including the difficulty of coordinating the timing of negotiations, proxy statement disclosure and closings. We may also be exposed to the risk that our inability to satisfy conditions to closing with one or more target businesses would reduce the fair market value of the remaining target businesses in the combination below the required threshold of 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable). Due to these added risks, we are more likely to choose a single target business with which to pursue a business combination than multiple target businesses. Unless we combine with a target business in a transaction in which the purchase price consists substantially of ordinary shares and/or preferred shares, it is likely we will complete only our initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may depend solely on the performance of a single business. If this occurs, our operations will be highly concentrated and we will be exposed to higher risk than other entities that have the resources to complete several business combinations, or that operate in, diversified industries or industry segments.

If we do not conduct an adequate due diligence investigation of a target business with which we combine, we may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

In order to meet our disclosure and financial reporting obligations under the federal securities laws, and in order to develop and seek to execute strategic plans for how we can increase the revenues and/or profitability of a target business, realize operating synergies or capitalize on market opportunities, we must conduct a due diligence investigation of one or more target businesses. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, or that factors outside of the target business and outside of our control will not later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our ordinary shares. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

We will depend on the limited funds available outside of the trust account and a portion of the interest earned on the trust account balance to fund our search for a target business or businesses and to complete our initial business combination.

Of the net proceeds of this offering, approximately $331,000 will be available to us initially outside the trust account to fund our working capital and general corporate requirements. We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with the additional working capital we will need to identify one or more target businesses and to complete our initial business combination. While we are entitled to have released to us for such purposes one-half of the interest income, net of income and franchise taxes on such interest, up to a maximum of $1,350,000, a substantial decline in interest rates may result in our having insufficient funds available with which to structure, negotiate or close an initial business combination. In such event, we would need to borrow additional funds from our founders, or our directors to operate or we may dissolve and liquidate.

We may be unable to obtain additional financing if necessary to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.

We may consider a business combination that will require additional financing, particularly as we intend to primarily focus on acquisitions of mid-cap companies with valuations between approximately $70 million and $150 million. However, we cannot assure you that we will be able to complete a business combination or that we will have sufficient capital with which to complete a combination with a particular target business. If the net proceeds of this offering are not sufficient to facilitate a particular business combination because:

•	of the size of the target business;
•	of the depletion of offering proceeds not in the trust account or available to us from interest earned on the trust account balance that is expended in search of a target business; or
•	we must redeem for cash a significant number of ordinary shares owned by shareholders who elect to exercise their redemption rights,

we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. If additional financing is unavailable to consummate a particular business combination, we would be compelled to restructure or abandon the combination and seek an alternative target business. Even if we do not need additional financing to consummate a business combination, we may require such financing to operate or grow the target business. If we fail to secure such financing, this failure could have a material adverse effect on the operations or growth of the target business. None of our directors nor any other party is required to provide any financing to us in connection with, or following, a business combination.

Our founders paid approximately $0.022 per ordinary share and, accordingly, you will experience immediate and substantial dilution from the purchase of our ordinary shares.

The difference between the public offering price per share of our ordinary shares (allocating all of the unit purchase price to the ordinary shares and none to the warrant included in the unit) and the pro forma net tangible book value per share of our ordinary shares after this offering constitutes the dilution to you and other investors in this offering. The fact that our founders acquired their founders’ ordinary shares at a nominal price significantly contributed to this dilution. Assuming this offering is completed and no value is ascribed to the warrants included in the units, you and the other new investors will incur an immediate and substantial dilution of approximately 28.0% or $2.24 per share (the difference between the pro forma net tangible book value per share after this offering of $5.76, and the initial offering price of $8.00 per unit).

Our outstanding convertible securities may adversely affect the market price of our ordinary shares and make it more difficult to effect a business combination.

The units being sold in this offering include warrants to purchase 4,000,000 ordinary shares (or 4,600,000 ordinary shares if the over-allotment option is exercised in full). We will also issue to the underwriters a unit purchase option exercisable for 280,000 units. We also have sold, in a private placement, warrants to AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, and William R. Hambrecht, Mr. Eu’s father-in-law, to purchase an aggregate of 750,000 ordinary shares. The warrants sold to AEX Enterprises Limited in the private placement are identical to those warrants sold as part of the units in this offering except that the private placement warrants will be non-redeemable so long as they are held by AEX Enterprises Limited, our founders or their permitted transferees, and may be exercised on a cashless basis as long as they are held by AEX Enterprises Limited, the founders or their permitted transferees. Pursuant to the registration rights agreement, the holders of our private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of our initial business combination. If we issue ordinary shares to consummate a business combination, the potential issuance of additional ordinary shares on exercise of these securities could make us a less attractive acquisition vehicle to some target businesses. This is because exercise of the option or the warrants will increase the number of issued and outstanding ordinary shares and reduce the value of the shares issued to complete the business combination. Our convertible securities may make it more difficult to complete a business combination or increase the purchase price sought by one or more target businesses. Additionally, the sale or possibility of sale of the shares underlying the convertible securities could have an adverse effect on the market price for our ordinary shares or our units, or on our ability to obtain other financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

The grant of registration rights to our founders may make it more difficult to complete a business combination, and the future exercise of such rights may adversely affect the market price of our ordinary shares.

Our founders will have certain registration rights with respect to the resale of their ordinary shares at any time one year after the consummation of our initial business combination. In addition, AEX Enterprises Limited will have certain registration rights with respect to the private placement warrants and the shares underlying the private placement warrants after the consummation of our initial business combination. We will bear the cost of registering these securities. In addition, in the event that we breach our obligations under the registration rights agreement, we could be obligated to purchase the securities owned by our founders and their affiliates for the then fair market value of the securities. Assuming that the underwriters’ over-allotment option is not exercised, if our founders exercise their registration rights in full and we successfully register the shares and warrants described above, there will then be an additional 1,000,000 million ordinary shares and 750,000 warrants or up to 750,000 ordinary shares issued on exercise of the warrants that are eligible for trading in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our ordinary shares. In addition, the existence of the registration rights may make a business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our ordinary shares that is expected when the securities owned by our founders are registered.

You will not be able to exercise your warrants if we don’t have an effective registration statement in place when you desire to do so.

No warrants will be exercisable, and we will not be obligated to issue ordinary shares upon exercise of warrants by a holder unless, at the time of such exercise, we have a registration statement under the Securities Act of 1933, as amended, in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to ordinary shares. We have agreed to use our best efforts to have a registration statement in effect covering ordinary shares issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to ordinary shares until the warrants expire or are redeemed. However, we cannot assure you that we will be able to do so. Additionally, we have no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances. The warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants or the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current and the warrants may expire worthless.

There is currently no market for our securities and a market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

There is currently no market for our securities. Shareholders therefore have no access to information about prior market history on which to base their investment decision. Following this offering, the price of our securities may vary significantly due to our reports of operating losses, one or more potential business combinations, the filing of periodic reports with the SEC, and general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

We may be deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, if, following this offering and prior to the consummation of a business combination, we are viewed as engaging in the business of investing in securities or we own investment securities having a value exceeding 40% of our total assets. If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and
•	restrictions on our issuance of securities.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated activities will subject us to the Investment Company Act of 1940 as the net proceeds of this offering and sale of warrants in our private placement offering that are to be held in the trust account may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the trust account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Investment Company Act of 1940, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Companies with similar business plans to ours have had limited success in completing a business transaction. There can be no assurance that we will successfully identify a potential target business, or complete a business combination.

Based upon publicly available information as of June 30, 2007, we have identified approximately 104 similarly structured companies which have gone public since 2003, of which 32 have actually consummated a business combination. As of such date, the remaining 79 companies have more than $8.0 billion in the trust account and are seeking to consummate business combinations. Of these companies, 28 have announced that they have entered into definitive agreements for business combinations but have not yet consummated these transactions. While some of those companies have specific industries or geographies that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only 32 of such companies have completed a business combination and 28 additional companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We are dependent upon John Wang, Robert Eu, and Stephen N. Cannon and the loss of any of them could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, upon John Wang, Robert Eu, and Stephen N. Cannon. We believe that our success depends on the continued service of these persons, at least until we have consummated a business combination. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. In addition, none of John Wang, Robert Eu, and Stephen N. Cannon are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. Each of Messrs. Eu, Cannon and Lee Ting, another of our directors, are executives of WRH+Co an investment banking firm that provides underwriting and advisory services for companies, including other blank check companies that have the objective to acquire an operating business in the PRC. We do not have employment agreements with, or key-man insurance on the life of, either of these individuals. The unexpected loss of the services of either of these individuals could have a detrimental effect on us.

The determination of the offering price of our units and the size of this offering is more arbitrary than the pricing of securities and the size of an offering of an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the underwriters. In determining the size of this offering, management held customary organizational meetings with representatives of the underwriters, both prior to our inception and thereafter, with respect to the state of capital markets, generally, and the amount the representatives believed they reasonably could raise on our behalf. Factors considered in determining the size of this offering, prices and terms of the units, including the ordinary shares and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;
•	our prospects for acquiring an operating business at attractive values;
•	whether the net proceeds of this offering would be sufficient to allow us to acquire an operating business having a valuation between approximately $70 million and $150 million, assuming the need to raise additional funds, through a private offering of debt or equity securities;
•	a review of debt to equity ratios in leveraged transactions;
•	our capital structure;
•	an assessment of our management and their experience in identifying operating companies;
•	general conditions of the securities markets at the time of this offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities of an operating company in a particular industry since we have no historical operations or financial results to compare them to.

Because we must furnish our shareholders with target business financial statements prepared in accordance with or reconciled to U.S. generally accepted accounting principles, we may not be able to complete a business combination with some prospective target businesses unless their financial statements are first reconciled to U.S. generally accepted accounting principles.

The federal securities laws require that a business combination meeting certain financial significance tests include historical and pro forma financial statement disclosure in periodic reports and proxy materials submitted to shareholders. Because our initial business combination must be with a target business that has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of our initial business combination, we will be required to provide historical and pro forma financial information to our shareholders when seeking approval of a business combination with one or more target businesses. These financial statements must be prepared in accordance with, or be reconciled to, U.S. generally accepted accounting principles, or GAAP, and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed target business, including one located outside of the U.S., does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. GAAP and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed target business. These financial statement requirements may limit the pool of potential target businesses with which we may combine.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2007. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our ordinary shares.

We may become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

If we are determined to be a passive foreign investment company, known as a “PFIC,” U.S. Holders (as defined in the section of this prospectus captioned “Taxation — United States Federal Income Taxation — General”) could be subject to adverse United States federal income tax consequences. Specifically, if we are determined to be a PFIC for any taxable year, each U.S. Holder may be subject to increased U.S. federal income tax and may be subject to additional reporting requirements. In general, we will be classified as a PFIC for any taxable year in which either (1) at least 75% of our gross income is passive income or (2) at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, cash, including working capital, and investments are considered assets that produce or are held for the production of passive income. We cannot assure you that we will not be a PFIC in the current or any future year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this prospectus captioned “Taxation — U.S. Holder — United States Federal Income Taxation — Passive Foreign Investment Company Rules.”

An investment in this offering may involve adverse U.S. federal income tax consequences because the redemption or liquidation price per share may be greater than an investor’s initial tax basis in our ordinary shares.

While we intend to take a contrary position, there is a risk that an investor’s entitlement to receive payments in excess of the investors’ initial tax basis in our ordinary shares upon exercise of the investor’s redemption right or upon our liquidation will result in constructive income to the investor, which could affect the timing and character of income recognition and result in a U.S. federal income tax liability to the investor without the investor’s receipt of cash from us. Prospective investors are urged to consult their own tax advisors with respect to these tax risks, as well as the specific tax consequences to them of purchasing, holding or disposing of our securities.

Risks associated with acquiring and operating a target business in China

After a business combination, substantially all of our assets could be located in China and substantially all of our revenue will be derived from our operations in China. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political and legal developments in China.

The PRC’s economic, political and social conditions, as well as government policies, could affect our business. The PRC economy differs from the economies of most developed countries in many respects.

Since 1978 China has been one of the world’s fastest-growing economies in terms of gross domestic product, or GDP, growth. We cannot assure you, however, that such growth will be sustained in the future. If in the future China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could materially and adversely affect our ability to find an attractive target business with which to consummate a business combination and if we make an acquisition, the ability of that target business to become profitable.

Our ability to find an attractive target business with which to consummate a business combination is based in part on the assumption that the Chinese economy will continue to grow. The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us, depending on the industry in which we engage in a business combination. For example, our business, prospects, financial condition and results of operations may be materially adversely affected by PRC government control over capital investments or changes in tax regulations that are applicable to a potential target business and a business combination.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot assure you that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, prospects, financial conditions and results of operations.

If we acquire a target business through contractual arrangements with one or more operating businesses in China, such contracts may not be as effective in providing operational control as direct ownership of such businesses.

The government of the PRC has restricted or limited foreign ownership of certain kinds of assets and companies operating in certain industries. The industry groups that are restricted are wide ranging, including certain aspects of telecommunications, advertising, food production, and heavy equipment manufacturers, for example. In addition there can be restrictions on the foreign ownership of businesses that are determined from time to time to be in “important industries” that may affect the national economic security or having “famous Chinese brand names” or “well established Chinese brand names.” Subject to the review and approval requirements of the Ministry of Commerce and other relevant agencies as discussed elsewhere for acquisitions of assets and companies in the PRC and subject to the various percentage ownership limitations that exist from time to time, acquisitions involving foreign investors and parties in the various restricted categories of assets and industries may nonetheless sometimes be consummated using contractual arrangements with permitted Chinese parties. To the extent that such agreements are employed, they may be for control of specific assets such as intellectual property or control of blocks of the equity ownership interests of a company which may provide exceptions to the merger and acquisition regulations mentioned above since these types of arrangements typically do not involve a change of equity ownership in PRC operating company. The agreements would be designed to provide our company with the economic benefits of and control over the subject assets or equity interests similar to the rights of full ownership, while leaving the technical ownership in the hands of Chinese parties who would be our nominees and, therefore, may exempt the transaction from the merger and acquisition regulations, including the application process required thereunder. However, since there has been limited implementation guidance provided with respect to the merger and acquisition regulations. There can be no assurance that the relevant government agencies would not apply them to a business combination effected through contractual arrangements. If such an agency determines that such an application should have made, consequences may include levying fines, revoking business and other licenses, requiring restructure of ownership or operations and requiring discontinuation of any portion of all of the acquired business. These agreements likely also would provide for increased ownership or full ownership and control by us when and if permitted under PRC law and regulation. If we choose to effect a business combination that employs the use of these types of control arrangements, we may have difficulty in enforcing our rights. Therefore, these contractual arrangements may not be as effective in providing us with the same economic benefits, accounting consolidation or control over a target business as would direct ownership. For example, if the target business or any other entity fails to perform his obligations under these contractual arrangements, we may have to incur substantial costs and expend substantial resources to enforce such arrangements, and rely on legal remedies under Chinese law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be sufficient to off-set the cost of enforcement and may adversely affect the benefits we expect to receive from the business combination.

Contractual arrangements we enter into with potential future subsidiaries and affiliated entities or acquisitions of offshore entities that conduct PRC operations through affiliates in China may be subject to a high level of scrutiny by the PRC tax authorities.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we enter into with potential future subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of such potential future PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings, or that any of our possible future affiliated entities are not eligible for tax exemptions, would substantially increase our possible future taxes and thus reduce our net income and the value of a shareholder’s investment.

Because Chinese law governs almost all of any target business’ current material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

We believe that it is highly likely that Chinese law governs almost all of any target business’ current material agreements, some or many of which could be with Chinese governmental agencies. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in China over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations.

If relations between the United States and the PRC deteriorate, potential target businesses or their goods or services could become less attractive.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. For instance, if the United States imposes quotas on Chinese imports, such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the PRC in industries that may affect our ultimate target business. Relations may also be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could lead to a significant decrease in our profitability following a business combination.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in the services or products we may ultimately offer leading to a decline in our profitability.

As a result of merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that acquisitions will take longer and be subject to economic scrutiny by the PRC government authorities such that we may not be able to complete a transaction.

On September 8, 2006, the Ministry of Commerce, together with several other government agencies, implemented a comprehensive set of regulations governing the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside the PRC. Although there was a complex series of regulations in place prior to September 8, 2006 for approval of Chinese enterprises that were administered by a combination of provincial and centralized agencies, the new regulations have largely centralized and expanded the approval process to the Ministry of Commerce (MOFCOM), the State Administration of Industry and Commerce (SAIC), the State Administration of Foreign Exchange (SAFE) or its branch offices, the State Asset Supervision and Administration Commission (SASAC), and the China Securities Regulatory Commission (CSRC). Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies, some of which must be made within strict time limits and depending on approvals from one or the other of the aforementioned agencies. The application process has been supplemented to require the presentation of economic data concerning a transaction, including appraisals of the business to be acquired and evaluations of the acquirer which will permit the government to assess the economics of a transaction in addition to the compliance with legal requirements. If obtained, approvals will have expiration dates by which a transaction must be completed. Also, completed transactions must be reported to MOFCOM and some of the other agencies within a short period after closing or be subject to an unwinding of the transaction. It is expected that compliance with the regulations will be more time consuming than in the past, will be more costly for the Chinese parties and will permit the government much more extensive evaluation and control over the terms of the transaction. Therefore, acquisitions in China may not be able to be completed because the terms of the transaction may not satisfy aspects of the approval process and may not be completed, even if approved, if they are not consummated within the time permitted by the approvals granted.

Because the September 8, 2006 PRC merger and acquisition regulations permit the government agencies to have scrutiny over the economics of an acquisition transaction and require consideration in a transaction to be paid within stated time limits, we may not be able to negotiate a transaction that is acceptable to our shareholders or sufficiently protect their interests in a transaction.

The regulations have introduced aspects of economic and substantive analysis of the target business and the acquirer and the terms of the transaction by MOFCOM and the other governing agencies through submissions of an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets. The regulations require that in certain transaction structures, the consideration must be paid within strict time periods, generally not in excess of a year. Because the Chinese authorities have been concerned with offshore transactions which converted domestic companies into foreign investment enterprises (FIEs) in order to take advantage of certain benefits, including reduced taxation, in China, the new regulations require new foreign sourced capital of not less than 25% of the domestic company’s post–acquisition capital in order to obtain FIE treatment. Accordingly, if a sufficient amount of foreign capital is not infused into the domestic company, it will not be eligible to obtain FIE treatment. In asset transactions there must be no harm of third parties and the public interest in the allocation of assets and liabilities being assumed or acquired. These aspects of the regulations will limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are restricted. Therefore, we may not be able to negotiate a transaction with terms that will satisfy our investors and protect our shareholders interests in an acquisition of a Chinese business or assets.

The PRC merger and acquisition regulations of September 8, 2006 have introduced industry protection and anti-trust aspects to the acquisition of Chinese companies and assets which may limit our ability to effect an acquisition.

Under the PRC merger and acquisition regulations, acquisitions of Chinese domestic companies relating to “important industries” that may affect the national economic security or result in the transfer of “actual control” of companies having “famous Chinese brand names” or “well established Chinese brand names” must be reported and approved by the relevant agencies. The merger and acquisition regulations also provide for antitrust review requirements for certain large transactions or transactions involving large companies and roll-up transactions with the same effect in the relevant Chinese market. In addition, certain mergers and acquisitions among foreign companies occurring outside of the PRC could also be subject to antitrust review in China which is similar to United States anti-trust law concepts. Exemptions may be sought from the MOFCOM and SAIC. Notwithstanding the September 8, 2006, regulations, there is a draft anti-monopoly law being considered which may replace or supplement the above provisions. Any transaction that we contemplate will have to comply with these regulations and may require additional approval or abandonment if we are not able to satisfy the requirements of the governmental authorities. When we evaluate a potential transaction, we will consider the need to comply with these regulations which may result in our modifying or not pursuing a particular transaction.

The Ministry of Information Industry (MII) issued regulations that regulate and limit ownership and investment in internet and other value-added telecommunications businesses in China which may limit the type of businesses we will be able to acquire.

On July 13, 2006, the MII issued a notice with the purpose of increasing the regulation of foreign investment in and operations of value added telecom services which includes internet and telecommunications businesses in China. The regulations require Chinese entities to own and control the following: (i) internet domain names, (ii) registered trademarks, and (iii) servers and other infrastructure equipment used to host and operate web-sites and conduct business. The ownership requirements functionally limit foreign direct and indirect ownership and control of the intellectual property of these businesses even when attempted through various parallel control, licensing, use and management agreements. It is anticipated that these regulations will be strictly enforced, and the government has provided that the new regulations apply retroactively and provides for audit procedures. The failure to comply may cause the MII to terminate a telecommunications license or otherwise modify existing agreements or require the disposition of the assets by the foreign entity. Any anticipated foreign investment in such businesses will be subject to prior approval by the MII, and it is expected that approval for investment may not be easily obtained for foreign investment in these businesses unless in strict compliance. Therefore, investment by us in this sector may not be actively pursued because certain assets may not be acquirable and accounting consolidation may be restricted or not permitted as a result of an unfavorable but permitted transaction structure.

Any devaluation of currencies used in the PRC could negatively impact our target business’ results of operations and any appreciation thereof could cause the cost of a target business as measured in dollars to increase.

Because our objective is to complete a business combination with a target business having its primary operating facilities located in the PRC, and because substantially all revenues and income following a business combination would be received in a foreign currency such as Renminbi, the main currency used in the PRC, the dollar equivalent of our net assets and distributions, if any, would be adversely affected by reductions in the value of the Renminbi. The value of the Renminbi fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. To the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced. The conversion of Renminbi into foreign currencies such as the United States dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Historically, China “pegged” its currency to the United States dollar. This meant that each unit of Chinese currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the Chinese currency low when compared to other countries gave Chinese companies an unfair price advantage over foreign companies. Due to mounting pressure from other countries, the PRC recently reformed its economic policies to establish a floating value for its currency. However, since July 21, 2005, RMB has been re-pegged to a basket of currencies, and is permitted to fluctuate within a managed band. As of  , 2007, the exchange rate of the Renminbi was [] against the United States dollar, amounting to a [ %] appreciation of the Renminbi since July 2005. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could cause the cost of a target business as measured in dollars to increase. Further, target companies may be adversely affected since the competitive advantages that existed as a result of the former policies will cease. We cannot assure you that a target business with which we consummate a business combination will be able to compete effectively with the new policies in place.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively following a business combination.

Following a business combination with a PRC target company, we will be subject to the PRC’s rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” Following a business combination, we will likely be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency conversion within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investment, loans and securities, still require approval of the SAFE. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of the PRC.

If the PRC enacts regulations in our target business’ proposed industry segments which forbid or restrict foreign investment, our ability to consummate a business combination could be severely impaired.

Many of the rules and regulations that companies face in China are not explicitly communicated. If new laws or regulations forbid foreign investment in industries in which we want to complete a business combination, they could severely limit the candidate pool of potential target businesses. Additionally, if the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business and other licenses;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Because any target business in China with which we attempt to complete a business combination will be required to provide our shareholders with financial statements prepared in accordance with or reconciled to United States generally accepted accounting principles, the number of prospective target businesses may be limited.

In accordance with requirements of United States federal securities laws, in order to seek shareholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which are reconciled to, U.S. generally accepted accounting principles, or GAAP. To the extent that a proposed target business does not have financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, we will not be able to acquire that proposed target business. These financial statements may limit the pool of potential target businesses which we may acquire.

If our management following a business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws which could lead to various regulatory issues.

Following a business combination, our management will likely resign from their positions as officers of the company and the management of the target business at the time of the business combination will remain in place. We cannot assure you that management of the target business will be familiar with United States securities laws. If new management is unfamiliar with our laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

If certain exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct Chinese corporate withholding taxes from dividends we may pay to our shareholders following a business combination.

According to the PRC’s currently applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors (the “Applicable Foreign Enterprises Tax Law”), income such as dividends and profits distribution from the PRC subsidiary of a foreign enterprise which has no establishment in the PRC is subject to an effective 10% withholding tax, unless the relevant income is specifically exempted from tax under the Applicable Foreign Enterprises Tax Law. Currently, profits derived by a shareholder, such as through dividends, from an FIE is exempted. However, if the foregoing exemption is removed in the future following a business combination, we may be required to deduct certain amounts from dividends we may pay to our shareholders to pay corporate withholding taxes. In addition, on March 16, 2007, the National People’s Congress approved and promulgated the Enterprise Income Tax Law. This new law will take effect as of January 1, 2008. Under the new tax law, income from the PRC subsidiary of a foreign enterprise which has no establishment in the PRC is subject to a 20% withholding tax absent a tax treaty between China and another jurisdiction. Much of the detailed implementation guidance has yet to be provided by the China government. Changes in tax laws or interpretation of tax laws by the government could significantly impact our return to the investors.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. Holder, you will be taxed on the U.S. dollar value of your dividends at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. Holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the conversion rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

After we consummate a business combination, our operating company in China will be subject to restrictions on dividend payments.

After we consummate a business combination, we may rely on dividends and other distributions from our operating company to provide us with cash flow and to meet our other obligations. Current regulations in China would permit our operating company in China to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our operating company in China will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if our operating company in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

The PRC government has enacted a new law on enterprise income tax, and as it implements this law the tax and fee benefits provided to foreign investors and companies to encourage development within the country may be lessened or removed with the consequence that expenses may rise impacting margins and net income.

Under the currently effective PRC Foreign Investment Enterprise and Foreign Enterprise Income Tax Law adopted by the National People’s Congress (NPC) on April 9, 1991 and the implementation rules applicable to an FIE, an income tax rate of 33% is generally imposed on an FIE, consisting of a 30% national income tax and a 3% local surcharge, for their domestic and overseas incomes. If the FIE is engaged in manufacturing with an operating period of more than 10 years, it could further be exempted from enterprise income tax for two years beginning from its first profitable year, and allowed a 50% reduction in enterprise income tax for a period of three years thereafter.

A company might receive certain additional preferential enterprise income tax treatment if it qualifies as a company especially supported by the PRC government. FIEs in certain areas (e.g., some free trade zones and some technology parks) might also receive further reductions in their enterprise income tax rate. The PRC government authorities, however, could reduce or eliminate these incentives at any time in the future.

Since China joined the World Trade Organization (WTO), in November 2001, this preferential tax treatment has been criticized as not being WTO-compliant. On March 16, 2007, the NPC, approved and promulgated a new tax law: the PRC Enterprise Income Tax Law. This new tax law will take effect on January 1, 2008. Under the new tax law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations. In accordance with regulations issued by the State Council, the tax rate of such enterprises may gradually transition to the uniform tax rate within the transition period. For those enterprises which are enjoying tax holidays, such tax holidays may continue until their expiration in accordance with the regulations issued by the State Council, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from the first effective year of the new tax law. Although the new tax law equalizes the tax rates for FIEs and domestic companies, preferential tax treatment would continue to be given to both FIEs and domestic companies in certain encouraged sectors and to entities classified as high-technology companies supported by the PRC government. According to the new tax law, entities that qualify as high-technology companies especially supported by the PRC government are expected to benefit from a tax rate of 15% as compared to the uniform tax rate of 25%. Nevertheless, there can be no assurances that any particular company will continue to qualify as a high-technology company supported by the PRC government in the future, and benefit from such preferential tax rate. Following the effectiveness of the new tax law, a company’s effective tax rate may increase, unless it is otherwise eligible for preferential treatment.

Additionally, under the new tax law, an income tax rate for dividends payable to non-PRC investors and derived from sources within the PRC may be increased to 20%. It is currently unclear in what circumstances a source will be considered as located within the PRC.

Investors should note that the new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in our tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that may limit or adversely effect our ability to acquire PRC companies.

Regulations were issued on January 24, 2005, on April 8, 2005 and on October 21, 2005, by the SAFE, that will require approvals from, and registrations with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities.

In January 2005, SAFE issued a public notice concerning foreign exchange regulations on mergers and acquisitions in China. The notice required that if an offshore company controlled by Chinese residents intends to acquire a Chinese company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities, i.e., SAFE or it local office, as the case may be. The public notice also required approval by SAFE for any sale or transfer by the Chinese residents of a Chinese company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice to “interpret” the January notice. The April notice further required Chinese residents to register with the local SAFE branch with respect to their respective ownership interests in the offshore company if such PRC resident-controlled offshore company had already been approved to set up a Chinese subsidiary prior to the promulgation of the January notice. The PRC residents are also required to file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. Failure to comply with the registration procedures, according to the notice, may result in a restriction on the Chinese subsidiary’s ability to distribute profits in foreign exchange to its offshore parent company or to pay to the offshore parent company proceeds from any reduction in capital, share transfer or liquidation in respect of such subsidiary.

On October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. Notice 75 repealed the previous January and April SAFE notices. Notice 75 requires each PRC resident, whether a natural or legal person, to complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch, prior to establishing or assuming control of an offshore company for the purpose of acquiring assets or equity interests in the PRC and using these assets to seek overseas financing (known as “round-trip investment”). In addition, an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company. An amendment to the registration is also required to be filed by such PRC resident when there is any material change involving a change in the capital of the offshore company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006.

To implement Notice 75, SAFE issued an implementation notice in May 2007, known as Circular 106. The Circular 106 specified the circumstances under which the PRC residents are required to comply with Notice 75 and which procedures are to be followed up. Under this circular, for the PRC resident who failed to file for SAFE registration under Notice 75 as of March 31, 2006 for the existing special purpose overseas company, the dividends remitted by the PRC subsidiary to its overseas parent since April 21, 2005 will be deemed illegal and a penalty will be imposed on the PRC company and its actual controlling person(s). In addition, failure to comply with the registration procedures set forth in Notice 75 and Circular 106 may result in restrictions on the relevant PRC subsidiary, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity. Non-compliance may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations, and may result in liability under PRC law for foreign exchange evasion.

As a Cayman Islands company, and therefore an offshore company for purpose of SAFE regulations, if we purchase the assets or equity interest of a Chinese company owned by Chinese residents, including those which we will generate revenue from and exercise control over through agreements, such Chinese residents who become our shareholders will be subject to registration procedures described in the aforementioned SAFE notices and circular. Moreover, Chinese residents who are already our beneficial shareholders may be required to register with SAFE in connection with their shareholdings in us. Failure of any PRC shareholders of us to register with SAFE may limit our PRC subsidiaries’ ability to distribute dividends to us.

The M&A Rules, along with foreign exchange regulations discussed in this subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, our prospective target or partner’s ability to remit dividends to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese residents, over whom we may have no control. In addition,we cannot assure you that such Chinese residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations because we have no control over the outcome of the registration procedures. Such uncertaintiesmay restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

Our future PRC subsidiaries are obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Under PRC laws, our future PRC subsidiaries are obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

In addition, the State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our employees working in China (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

If the PRC government determines that we failed to obtain requisite PRC governmental approvals for, or register with the PRC government, our future import and export of technologies, we could be subject to sanctions.

China imposes controls on technology import and export. The term “technology import and export” is broadly defined to include, without limitation, the transfer or license of patents, software and know-how, and the provision of services in relation to technology. Depending on the nature of the relevant technology, the import and export of technology require either approval by, or registration with, the relevant PRC governmental authorities. We can make no assurances that we will successfully obtain such approval or complete such registration.

If we are found to be in violation of PRC laws or regulations, the relevant regulatory authorities have broad discretion in dealing with such violation, including, but not limited to, issuing a warning, levying fines, restricting us from remitting royalties or any other fees, if any, relating to these technologies outside of China, confiscating our earnings generated from the import or export of such technology or even restricting our future export and import of any technology. Even if we successfully obtain such approval or complete such registration, if the PRC government determines that our import and export of technology is inconsistent with, or insufficient for, the proper operation of our business, we could be subject to similar sanctions. Any of these or similar sanctions could cause significant disruption to our business operations or render us unable to conduct a substantial portion of our business operations and may adversely affect our business and result of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

•	ability to complete a combination with one or more target businesses;
•	success in retaining or recruiting, or changes required in, our officer or directors following a business combination;
•	officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving a business combination, as a result of which they would then receive expense reimbursements;
•	potential inability to obtain additional financing to complete a business combination;
•	limited pool of prospective target businesses;
•	the ability of our officers and directors to generate a number of potential investment opportunities;
•	potential change in control if we acquire one or more target businesses for equity securities;
•	public securities’ limited liquidity and trading;
•	failure to list or delisting of our securities from the OTC Bulletin Board or an inability to have our securities listed on the OTC Bulletin Board following a business combination;
•	use of proceeds not in the trust account or available to us from interest income on the trust account balance; or
•	financial performance following this offering.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable

USE OF PROCEEDS

We estimate that the net proceeds of this offering and the sale of the private placement warrants will be as set forth in the following table:

	Without Over-Allotment Option Exercised	With Over-Allotment Option Exercised
Offering gross proceeds	$32,000,000	$36,800,000
Private placement warrants purchased by AEX Enterprises Limited	750,000	750,000
Total gross proceeds	32,750,000	37,550,000
Offering expenses(1), (2)
Underwriting discount — current (5% of Gross proceeds)	1,600,000	1,840,000
Underwriting discount — deferred (2% of Gross proceeds)	640,000	736,000
Legal fees and expenses	300,000	300,000
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	30,000	30,000
SEC registration fee	2,115	2,115
NASD registration fee	14,300	14,300
Miscellaneous expenses	22,000	22,000
Total offering expenses	$2,658,415	$2,994,415
Proceeds after offering expenses	$30,091,585	$34,555,585
Net proceeds of the offering and the private placement held in trust	29,760,000	$34,224,000
Deferred underwriting discounts and commissions held in trust	640,000	736,000
Total held in trust	$30,400,000	$34,960,000
Net offering proceeds not held in trust	$331,585	$331,585
Percent held in trust	95.00%	95.00%
Working capital-funded from net proceeds not held in trust and interest earned on monies held in trust (a maximum of $1,350,000)	Percentage of total
Due diligence of prospective target businesses, including fees for market research or consultants used to perform due diligence, if any, and reimbursement of out-of-pocket due diligence expenses incurred by our management team	$450,000	26.76%
Legal, accounting and other non-due diligence expenses, including structuring and negotiating a business combination	$400,000	23.79%
Payment for office space, administrative and support services to Hambrecht Eu Capital Management LLC ($7,500 per month for up to 36 months)	$270,000	16.06%
Legal and accounting fees relating to SEC reporting obligations	$100,000	5.95%
Working capital to cover miscellaneous expenses (potentially including deposits or down payments for a proposed business combination), director and officer liability insurance premiums and reserves	$461,585	27.44%
Total	$1,681,585	100.00%

(1)	The offering expenses will be primarily funded from the proceeds of this offering. All of the offering expenses to date have been paid from amounts received pursuant to a revolving credit line from Robert Eu, our Chairman and Secretary, as described below. These advances will be repaid within 15 days after the consummation of this offering.
(2)	These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein.

A total of approximately $30.4 million (or approximately $34.96 million if the underwriters’ over-allotment option is exercised in full) of the net proceeds from this offering and the sale of the private placement warrants described in this prospectus, including $640,000 (or approximately $736,000 if the underwriters’ over-allotment option is exercised in full) of deferred underwriting discounts and commissions, will be placed in a trust account at [United Commercial] with Continental Stock Transfer & Trust Company as trustee. We believe the $331,000 funds initially available to us outside of the trust account, together with one-half of the interest income on the balance of the trust account (up to a maximum of $1,350,000) to be released to us to fund our working capital requirements, will be sufficient to allow us to operate for at least the next 36 months, assuming a business combination is not completed during that time.

Except for the interest income earned on the balance in the trust account to be released to us to fund our working capital requirements and any amounts paid to redeeming shareholders voting against the extended period upon approval by our shareholders, the proceeds held in the trust account will not be released from the trust account until the earlier of the consummation of a business combination or our liquidation. All amounts held in the trust account that are not:

•	distributed to public shareholders who exercise redemption rights;
•	released to us to pay taxes;
•	released to us as interest income; or
•	payable to the underwriters for deferred discounts and commissions,

will be released to us on closing of our initial business combination.

Our initial business combination will be with one or more target businesses that have a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of such business combination, subject to:

•	a majority of our public shareholders voting in favor of the business combination and one share less than 30.0% of the public shareholders electing to exercise their redemption rights (on a cumulative basis); and
•	such deferred underwriting discount and commission having been paid to the underwriters.

If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions and taxes payable). In all instances, we would be the controlling shareholder of the target company. The key factors that we will rely on in determining controlling shareholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. We will not consider any transaction that does not meet such criteria.

We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business is an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its shareholders enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business.

On release of funds from the trust account and after payment of the redemption price to any public shareholders who exercise their redemption rights, the underwriters will receive their deferred underwriting discounts and commissions, and the remaining funds will be released to us and can be used to pay all or a portion of the purchase price of the business or businesses with which our initial combination occurs. If the business combination is paid for using equity or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

We have agreed to pay to Hambrecht Eu Capital Management LLC, an affiliate of Robert Eu, one of our founders and our Chairman, and Elizabeth Hambrecht, Mr. Eu’s wife, a total of $7,500 per month for office space, administrative services and secretarial support beginning with the consummation of this offering and continuing until the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Hambrecht Eu Capital Management LLC for our benefit and is not intended to provide Mr. Eu compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by to Hambrecht Eu Capital Management LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or our liquidation, we will cease paying these monthly fees.

We believe that amounts not held in the trust account and one-half of the interest income that may be released to us (up to a maximum of $1,350,000) will be sufficient to pay the costs and expenses to which such proceeds are allocated. This belief is based on the fact that in-depth due diligence will be undertaken only after we have negotiated and signed a letter of intent or other preliminary agreement that addresses the terms of a business combination. However, if our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our founders or our directors. None of such founders, or our directors is under any obligation to advance funds to, or invest in, us.

Robert Eu, our Chairman and Secretary, provided us with a $210,000 revolving credit line to pay the expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee, blue sky legal and filing fees and accounting and legal fees and expenses. As of August 31, 2007, there was $91,661outstanding under this revolving credit line. These advances are non-interest bearing, unsecured and are due within 15 days following the consummation of this offering.

The net proceeds of this offering not immediately required for the purposes set forth above will be invested only in United States “government securities” (as such term is defined in the Investment Company Act of 1940) and one or more money market funds, selected by us, which invest principally in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States, so that we are not deemed to be an investment company under the Investment Company Act. One-half of the interest income on the trust account balance (up to $1,350,000) is releasable to us from the trust account from time to time to fund a portion of our working capital and general corporate requirements.

Other than the fee for office space and administrative and secretarial services described above, we will not pay fees of any kind (including finder’s and consulting fees) to any of our officers and directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. We expect that due diligence of prospective target businesses will be monitored or performed by John Wang, Robert Eu and Stephen N. Cannon. Additionally, we may engage market research firms and/or third party consultants. Our board of directors will have the responsibility of reviewing and approving all expense reimbursements made to our directors, with the interested director or directors abstaining from such review and approval. To the extent that such expenses exceed the available proceeds not deposited in the trust account and interest income that is released to us from the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. These expenses would be a liability of the post-combination business and would be treated in a manner similar to any other account payable of the combined business. Our officers and directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our directors to view such potential business combination unfavorably and result in a conflict of interest. Since the role of present management after a business combination is uncertain, we have no current ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A shareholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account, net of income and franchise taxes payable with respect to such interest, and less interest income released to us from the trust account in the manner described above) only in the event of (i) our liquidation if we fail to complete a business combination within the allotted time or (ii) if the public shareholder seeks to have us redeem such shares for cash in connection with (a) the proposal for the extended period that the shareholder voted against and was actually approved by our shareholders and/or (b) a business combination that the public shareholder voted against and that we actually complete. In no other circumstances will a shareholder have any right or interest of any kind in or to funds in the trust account.

On consummation of an initial business combination, the underwriters will receive the deferred underwriters’ discounts and commissions held in the trust account. If we do not complete an initial business combination and the trustee must therefore distribute the balance in the trust account on our liquidation, the underwriters have agreed (i) to forfeit any rights or claims to the deferred underwriting discounts and commissions, together with any accrued interest thereon, in the trust account and (ii) that the trustee is authorized to distribute the deferred underwriting discounts and commissions, together with any accrued interest thereon, net of income and franchise taxes payable on such interest, to the public shareholders on a pro rata basis.

DIVIDEND POLICY

We have not paid any dividends on our ordinary shares to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

DILUTION

The difference between the public offering price per ordinary share, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per ordinary share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of the ordinary shares which may be redeemed for cash), by the number of outstanding ordinary shares. The information below assumes the payment in full of the underwriters’ discounts and commissions, including amounts held in the trust account, and no exercise of the over-allotment option.

At August 31, 2007, our net tangible book value was a deficiency of $58,741, or approximately $0.06 per ordinary share. After giving effect to the sale of 4,000,000 ordinary shares included in the units and the sale of 750,000 private placement warrants, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 1,199,999 ordinary shares which may be redeemed for cash) at August 31, 2007 would have been $21,183,878 or $5.76 per share, representing an immediate increase in net tangible book value of $5.63 per share to our founders and an immediate dilution of $2.24 per share or 28.0% to new investors not exercising their redemption rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $8,927,993 less than it otherwise would have been because if we effect a business combination, the redemption rights of the public shareholders may result in the redemption for cash of up to one share less than 30.0% of the aggregate number of the shares sold in this offering at a per-share redemption price equal to the amount in the trust account as of two business days prior to the proposed consummation of a business combination, inclusive of any interest, net of any income and franchise taxes due on such interest and net of interest income on the trust account balance previously released to us to fund working capital requirements, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$8.00
Net tangible book value before this offering	$(0.06)
Increase attributable to new investors	5.81
Pro forma net tangible book value after this offering		5.76
Dilution to new investors		$2.24

The following table sets forth information with respect to our founders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Founders’ shares(1)	1,000,000	20.00%	$25,000	.02%	$.02
New investors	4,000,000	80.00%	$32,000,000	99.98%	$8.00
Total	5,000,000	100.00%	$32,025,000	100%

(1)	Does not include the 750,000 shares underlying the private placement warrants to be purchased by AEX Enterprises Limited or up to 150,000 shares that we will redeem from the founders to the extent the underwriters do not exercise their over-allotment option.

The pro forma net tangible book value after this offering is calculated as follows:

Numerator:
Net tangible book value before this offering and sale of private placement warrants	$(58,741)
Proceeds from this offering held in trust (not including deferred underwriting discount) and the private placement	30,091,585
Plus: Offering costs accrued for and paid in advance, excluded from tangible book value before this offering	79,027
Less: proceeds held in the trust account subject to redemption to cash (1,199,999 × $7.44)	(8,927,993)
$21,183,878
Denominator
Ordinary shares outstanding prior to this offering(1)	1,000,000
Ordinary shares included in the units offered	4,000,000
Less: shares subject to redemption (4,000,000 × 30.0% - 1)	1,199,999
Less: founding shares subject to redemption(2)	124,736
3,675,265

(1)	Does not include the 150,000 shares that we will redeem from the founders if the underwriters do not exercise their over-allotment option.
(2)	In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.

CAPITALIZATION

The following table sets forth our capitalization on:

•	an actual basis at August 31, 2007; and
•	an as adjusted basis to give effect to the sale of our units and the private placement warrants, and the application of the estimated net proceeds derived from the sale of such securities.

	As of August 31, 2007
	Actual	As Adjusted
	(Unaudited)
Notes payable to affiliates(1)	$91,661	$—
Deferred underwriting discounts and commissions	—	640,000
Ordinary shares, 0 and 1,199,999 shares which are subject to possible redemption, shares at redemption value(2)	—	8,927,993
Shareholders’ equity:
Preferred shares, $0.001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.001 par value, 50,000,000 shares authorized; 1,150,000 shares issued and outstanding; 3,800,001 shares issued and outstanding (excluding 1,199,999 shares subject to possible redemption), as adjusted	1,150	3,800
Additional paid-in capital	23,850	21,184,792
Income accumulated during the development stage	(4,714)	(4,714)
Total shareholders’ equity	$20,286	$21,183,878
Total capitalization	$111,947	$30,751,871

(1)	Notes payable to affiliates are comprised of promissory notes issued in the amount of $91,661 to Robert Eu pursuant to a revolving credit line. The notes are due within 15 days following the consummation of this offering.
(2)	If the extended period is approved or we consummate a business combination, the redemption rights afforded to our public shareholders may result in the redemption for cash of up to one share less than 30.00% of the aggregate number of shares sold in this offering at a per-share redemption price equal to the aggregate amount then on deposit in the trust account (initially approximately $7.60 per share (which includes $0.16 per share attributable to the underwriter’s deferred discount), before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income or franchise taxes due on such interest, which income and franchise taxes, if any, shall be paid from the trust account, and net of interest income previously released to us for working capital requirements, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering. In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption. The “As Adjusted” number assumes the underwriters have not exercised their over-allotment option and that 1,406,250 of the currently outstanding shares have been redeemed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a blank check company formed under the laws of the Cayman Islands on July 18, 2007. We were formed to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination or control through contractual arrangements having its primary operations in the PRC. To date, our efforts have been limited to organizational activities. We do not have any specific business combination under current consideration, and we have not (nor has anyone on our behalf) contacted any potential target business, or had any discussions, formal or otherwise, with respect to such transaction. We intend to effect a business combination using cash from the proceeds of this offering, our capital securities, debt or a combination of cash, capital securities and debt. The issuance of additional securities in a business combination:

•	may significantly reduce the equity interest of our shareholders;
•	may cause a change in control if a substantial number of ordinary shares are issued, and may also result in the resignation or removal of one or more of our officers and directors; and
•	may adversely affect prevailing market prices for our ordinary shares.

Similarly, debt securities issued by us in a business combination may result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants requiring the maintenance of certain financial ratios or reserves and any such covenant was breached without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and
•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such debt security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for this offering. Following this offering, we will not generate any operating revenues until consummation of a business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering.

Liquidity and Capital Resources

Our liquidity needs have been satisfied to date through receipt of $25,000 from the sale of 1,150,000 shares to our founders, and advances from our founders that are more fully described below. Please see “Description of Securities” for additional information concerning the founders shares. We estimate that the net proceeds from (i) the sale of the units in this offering, after deducting approximately $2.02 million to be applied to underwriting discounts, offering expenses and working capital and $640,000 of deferred underwriting discounts (or $736,000 if the underwriters’ over-allotment option is exercised in full) and (ii) the sale of the private placement warrants for a purchase price of $750,000, will be $30.1 million (or $34.6 million if the underwriters’ over-allotment option is exercised in full). Approximately $30.4 million (or approximately $34.96 million if the underwriters’ over-allotment option is exercised in full), will be held in the trust account, which includes $640,000 (or $736,000 if the underwriters’ over-allotment option is exercised in full) of deferred underwriting discounts and commissions. The remaining $331,000 will not be held in the trust account.

We will use substantially all of the net proceeds of this offering to acquire one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses, and structuring, negotiating and consummating the business combination. If the business combination is paid for using equity or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

Following consummation of this offering, we believe the funds available to us outside of the trust account, together with one-half of the interest income on the balance of the trust account (up to a maximum of $1,350,000) to be released to us from time to time for working capital requirements, will be sufficient to allow us to operate for at least the next 36 months, assuming a business combination is not completed during that time. We expect our primary liquidity requirements during that period to include approximately $450,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $400,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; up to an aggregate of $270,000 for office space, administrative services and secretarial support payable to Hambrecht Eu Capital Management LLC, an affiliate of Robert Eu, one of our founders and our Chairman, and Elizabeth Hambrecht, Mr. Eu’s wife,, representing $7,500 per month for up to 36 months; $125,000 as a reserve for liquidation expenses; $100,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $336,000 for working capital and general corporate purposes that will be used for miscellaneous expenses (including directors and officers liability insurance) and reserves. These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein. For example, we may incur greater legal and accounting expenses than our current estimates in connection with negotiating and structuring a business combination based upon the level of complexity of that business combination. We do not anticipate any change in our intended use of proceeds, other than fluctuations among the current categories of allocated expenses, which fluctuations, to the extent they exceed current estimates for any specific category of expenses, would be deducted from our excess working capital. Any such funds not used for our working capital requirements or to repay advances from our founders or for due diligence or legal, accounting and non-due diligence expenses will be usable by us to pay other expenses that may exceed our current estimates. If our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our founders, or our directors and officers. None of such founders or our officers and directors are under any obligation to advance funds to, or invest in, us. Any such interest income not used to fund our working capital requirements or repay advances from our founders or for due diligence or legal, accounting and non-due diligence expenses will be usable by us to pay other expenses that may exceed our current estimates.

We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds were required to consummate a business combination. Such debt securities may include a working capital revolving debt facility or a longer term debt facility. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of a business combination.

Related Party Transaction

Robert Eu, our Chairman and Secretary, provided us with a $210,000 revolving credit line to pay certain expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee, blue sky legal and filing fees and accounting and legal fees and expenses. As of August 31, 2007, there was $91,661 outstanding under the credit line. These advances are non-interest bearing, unsecured and are due within 15 days following the consummation of this offering. The loan will be repaid out of the proceeds of this offering.

PROPOSED BUSINESS

Introduction

We are a recently organized Cayman Islands blank check company formed on July 18, 2007 to complete a business combination with one or more operating businesses that have its or their primary operations in the PRC. Our efforts in identifying a prospective target business will not be limited to a particular industry. We do not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. To date our efforts have been limited to organizational activities as well as activities related to this offering.

Opportunities in China

Opportunities for market expansion have emerged for businesses with operations in China due to certain changes in the PRC’s political, economic and social policies as well as certain fundamental changes affecting the PRC and his neighboring countries. We believe that China represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including:

•	prolonged economic expansion within China, including gross domestic product growth of approximately 9% on average over the last 25 years, including 9.5% in 2004, 9.9% in 2005 and 10.7% in the first three quarters of 2006 (National Bureau of Statistics of China);
•	increased government focus within China on privatizing assets, improving foreign trade and encouraging business and economic activity;
•	favorable labor rates and efficient, low-cost manufacturing capabilities;
•	the recent entry of China into the World Trade Organization, the sole global international organization dealing with the rules of trade between nations, which may lead to a reduction on tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States; and
•	the fact that China’s public equity markets are not as well developed and active as the equity markets within the United States and are characterized by companies with relatively small market capitalizations and low trading volumes, thereby causing Chinese companies to attempt to be listed on the United States equity markets.

We believe that these factors and others should enable us to acquire a target business with growth potential on favorable terms.

Management Expertise

Our officers and directors have substantial experience in acquiring and operating a wide variety of businesses and as financial advisors to companies in many different industries internationally. Robert Eu, John Wang and Lee Ting also have significant private equity experience. Robert Eu, our chairman of the board and secretary, Stephen N. Cannon, our Chief Financial Officer and director and Lee S. Ting, our director, all serve as managing directors at W.R. Hambrecht + Co., LLC (“WRH+Co”), an investment banking firm committed to using technology and auction processes to help clients use the market to determine pricing and allocation of its public equity offerings. WRH+Co provides underwriting and advisory services for Asian, consumer, healthcare, technology and other emerging growth companies, as well as equity research, sales and trading, full-service and online brokerage serving over 10,000 retail clients and private equity offerings for institutions and individuals. Messrs. Eu and Cannon also serve as managing directors at WRH+Co Asia, a division of WRH+Co. WRH+Co Asia has completed over 20 cross-border equity and advisory transactions while serving both as a underwriter and financial advisor. In addition, John Wang, our Chief Executive Officer, president and director and Feng Zhang, our consultant, serve as executives of Marbella Capital Ltd., a financial services firm engaged in business advisory, financial advisory and capital markets services. Marbella Capital has assisted approximately six China-based companies in raising over $200 million since 2004 including Tian Wei Yingli Solar which recently completed its initial public offering and listing on the New York Stock Exchange.

Government regulations

Government regulations relating to foreign exchange controls

The principal regulation governing foreign exchange in China is the Foreign Currency Administration Rules (IPPS), as amended. Under these rules, the Renminbi, China’s currency, is freely convertible for trade and service related foreign exchange transactions (such as normal purchases and sales of goods and services from providers in foreign countries), but not for direct investment, loan or investment in securities outside of China without the prior approval of the State Administration for Foreign Exchange (“SAFE”) of China. Foreign investment enterprises (“FIEs”) are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” Following a business combination, involving a change of equity ownership of a PRC operating entity or through contractual arrangements with a PRC operating entity our subsidiary will likely be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investment, loans and securities, still require approval of the SAFE. This prior approval may delay or impair our ability to operate following a business combination. On November 21, 2005, the SAFE issued Circular No. 75 on “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles.” Circular No. 75 confirms that the use of offshore special purpose vehicles as holding companies for PRC investments are permitted as long as proper foreign exchange registrations are made with the SAFE.

Government regulations relating to taxation

According to the PRC income Tax Law of Foreign Investment Enterprises and Foreign Enterprises and the Implementation Rules for the Income Tax Law, the standard Enterprise Income Tax (“EIT”) rate of FIEs is 33%, reduced or exempted in some cases under any applicable laws or regulations. Income such as dividends and profits derived from the PRC by a foreign enterprise which has no establishment in the PRC is subject to a 20% withholding tax, unless reduced or exempted by any applicable laws or regulations. The profit derived by a foreign investor from a FIE is currently exempted from EIT. However, if this exemption were to be removed in the future, we might be required to deduct certain amounts from dividends we may pay to our shareholders following a business combination to pay corporate withholding taxes.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time following this offering. We intend to utilize the cash proceeds of this offering and the private placement, our capital securities, debt or a combination of these as the consideration to be paid in a business combination. While substantially all of the net proceeds of this offering are allocated to completing a business combination, the proceeds are not otherwise designated for more specific purposes. Accordingly, prospective investors will at the time of their investment in us not be provided an opportunity to evaluate the specific merits or risks of one or more target businesses. If the business combination is paid for using equity or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital. We may engage in a business combination with a company that does not require significant additional capital but is seeking a public trading market for its shares, and which wants to merge with an already public company to avoid the uncertainties associated with undertaking its own public offering. These uncertainties include time delays, compliance and governance issues, significant expense, a possible loss of voting control, and the risk that market conditions will not be favorable for an initial public offering at the time this offering is ready to be sold. We may seek to effect a business combination with more than one target business, although our limited resources may serve as a practical limitation on our ability to do so.

We do not have any specific business combination under consideration, and we have not (nor has anyone on our behalf) contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any such acquisition candidate.

Prior to consummation of a business combination, we will seek to have all vendors, prospective target businesses or other entities that we may engage, which we refer to as potential contracted parties or a potential contracted party, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders. There is no assurance that we will be able to get waivers from our vendors and there is no assurance that such waivers will be enforceable by operation of law or that creditors would be prevented from bringing claims against the trust. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that refused to execute a waiver would be the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation where management does not believe it would be able to find a provider of required services willing to provide the waiver. If we are unable to complete a business combination and are forced to dissolve and liquidate, each of John Wang, Robert Eu, and Stephen N. Cannon will, by agreement, be personally liable (each in an amount proportional to the number of shares owned as compared to all of them as a group) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses, vendors or other entities that are owed money by us for services rendered or products sold to us. Under these circumstances, our board of directors would have a fiduciary obligation to our shareholders to bring a claim against Messrs. Wang, Eu and Cannon to enforce their liability obligation.

Subject to the requirement that a target business or businesses have a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of our initial business combination, we have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses. Accordingly, there is no current basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although our management will assess the risks inherent in a particular target business with which we may combine, we cannot assure you that this assessment will result in our identifying all risks that a target business may encounter. Furthermore, some of those risks may be outside of our control, meaning that we can do nothing to control or reduce the chances that those risks will adversely impact a target business.

We intend to focus on potential target businesses with valuations between $70 million and $150 million. We believe that our available working capital following this offering, together with the issuance of additional equity and/or the issuance of debt, would support the acquisition of such a target business. The mix of additional equity and/or debt would depend on many factors. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required shareholder approval.

Sources of target businesses

We anticipate that target businesses may be brought to our attention from various unaffiliated parties such as investment banking firms, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and similar sources. Our officers, directors and advisor(s), as well as their affiliates may also bring to our attention target business candidates. We will not acquire an entity that is either a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates. Neither we, nor our directors have given, or will give, any consideration to entering into a business combination with companies affiliated with our founders or our directors.

We may pay fees or compensation to third parties for their efforts in introducing us to potential target businesses. Such payments are typically, although not always, calculated as a percentage of the dollar value of the transaction. We have not anticipated use of a particular percentage fee, but instead will seek to negotiate the smallest reasonable percentage fee consistent with the attractiveness of the opportunity and the alternatives, if any, that are then available to us. We may make such payments to entities we engage for this purpose or entities that approach us on an unsolicited basis. Payment of finders’ fees is customarily tied to consummation of a transaction and certainly would be tied to a completed transaction in the case of an unsolicited proposal. Although it is possible that we may pay finders’ fees in the case of an uncompleted transaction, we consider this possibility to be extremely remote. In no event will we pay any of our directors or officers or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers or directors will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us. Following such business combination, however, our officers or directors may receive compensation or fees including compensation approved by the board of directors for customary director’s fees for our directors that remain following such business combination. Our directors have advised us that they will not take an offer regarding their compensation or fees following a business combination into consideration when determining which target businesses to pursue.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of such business combination, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business.

We anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business. We may, however, structure a business combination to acquire less than 100% of such interests or assets of the target business but will not acquire less than a controlling interest (which would be at least 51% of the voting securities of the target business). If we acquire only a controlling interest in a target business or businesses, the portion of such business that we acquire must have a fair market value equal to at least 80% of the amount in the trust account, (excluding deferred underwriting discounts and commissions and taxes payable), as described above. If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of his business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent integration of the operations and services or products of the acquired companies in a single operating business.

We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business is an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its shareholders enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business.

We will not consider any transaction that does not meet the above described criteria.

In evaluating a prospective target business, our management will primarily consider the criteria and guidelines set forth above under the caption “Proposed Business — Business Strategy.” In addition, our management will consider, among other factors, the following:

•	financial condition and results of operations;
•	growth potential;
•	brand recognition and potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	barriers to entry by competitors;
•	stage of development of the business and its products or services;
•	existing distribution arrangements and the potential for expansion;
•	degree of current or potential market acceptance of the products or services;
•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;
•	impact of regulation on the business;
•	regulatory environment of the industry;
•	seasonal sales fluctuations and the ability to offset these fluctuations through other business combinations, introduction of new products, or product line extensions; and
•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management to our business objective. In evaluating a prospective target business, we expect to conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as review of financial and other information which will be made available to us.

The time required to select and evaluate a target business and to structure and complete the business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Fair market value of target business or businesses

The initial target business or businesses with which we combine must have a collective fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of such business combination.

The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the NASD with respect to the satisfaction of such criterion. Any such opinion will be included in our proxy soliciting materials furnished to our shareholders in connection with a business combination, and that such independent investment banking firm will be a consenting expert. We will not be required to obtain an opinion from an investment banking firm as to the fair market value of the business if our board of directors independently determines that the target business or businesses has sufficient fair market value to meet the threshold criterion.

Although there is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a company with a fair market value greater than 80% of the balance in the trust account, no such financing arrangements have been entered into or contemplated with any third parties to raise such additional funds through the sale of securities or otherwise.

Issuance of additional debt or equity

Although we may not do so, we intend to focus on potential target businesses with valuations between $70 million and $150 million. We determined to value this offering at $32 million in order to facilitate a transaction in our targeted range. We believe that our available working capital following this offering would support the acquisition of such a target business. To consummate such an acquisition we would need to issue additional equity securities and/or incur additional debt financing. As the valuation of the proposed target business moves from the lower end to the higher end of that range, a greater amount of such additional equity or debt would be required. The mix of debt or equity would be dependent on the nature of the potential target business, including its historical and projected cash flow and its projected capital needs and the number of our shareholders who exercise their redemption rights. It would also depend on general market conditions at the time including prevailing interest rates and debt to equity coverage ratios. For example, capital intensive businesses usually require more equity and mature businesses with steady historical cash flow may sustain higher debt levels than growth companies.

We believe that it is typical for private equity firms and other financial buyers to use leverage to acquire operating businesses. Such debt is often in the form of both senior secured debt as well as subordinated debt, which may be available from a variety of sources. Banks and other financial institutions may provide senior or senior secured debt based on the target company’s cash flow. Mezzanine debt funds or similar investment vehicles may provide additional funding on a basis that is subordinate to the senior or secured lenders. Such instruments typically carry higher interest rates and are often accompanied by equity coverage such as warrants. We cannot assure you that such financing would be available on acceptable terms, if at all. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required shareholder approval.

Lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with one or more target businesses whose collective fair market value is at least equal to 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of such business combination, as discussed above. Consequently, we expect to complete only a single business combination, although this may entail a simultaneous combination with several operating businesses at the same time. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including complex accounting or financial reporting issues. For example, we may need to present pro forma financial statements reflecting the operations of several target businesses as if they had been combined historically.

A simultaneous combination with several target businesses also presents logistical issues such as the need to coordinate the timing of negotiations, proxy statement disclosure and closings. In addition, if conditions to closings with respect to one or more of the target businesses are not satisfied, the fair market value of the business could fall below the required fair market value threshold of 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable).

Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if all other factors appear equal. This means that for an indefinite period of time, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after a business combination, and
•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

If we complete a business combination structured as a merger in which the consideration is our securtities, we would have a significant amount of cash available to make add-on acquisitions following our initial business combination.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination with that business, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Limited available information for privately-held target companies

In accordance with our acquisition strategy, it is quite possible that we will likely seek a business combination with one or more privately-held companies. Generally, very little public information exists about these companies, and we will be required to rely on the ability of our directors to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and we may lose money on our investments.

Limited resources and significant competition for business combinations

We will encounter intense competition from entities having a business objective similar to ours, including private equity groups and leveraged buyout funds, as well as operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience in identifying and completing business combinations. A number of these competitors possess greater technical, financial, human and other resources than we do. Our limited financial resources may have a negative effect on our ability to compete in acquiring certain sizable target businesses. Further, because we must obtain shareholder approval of a business combination, this may delay the consummation of a transaction, while our obligation to redeem for cash the ordinary shares held by public shareholders who elect redemption may reduce the financial resources available for a business combination. Our outstanding warrants and the future dilution they potentially represent may not be viewed favorably by certain target businesses. In addition, if our initial business combination entails a simultaneous purchase of several operating businesses owned by different sellers, we may be unable to coordinate a simultaneous closing of the purchases. This may result in a target business seeking a different buyer and our being unable to meet the threshold requirement that the target business has, or target businesses collectively have, a fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) at the time of such combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of these factors, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will dissolve and liquidate.

Opportunity for shareholder approval of business combination

Prior to the consummation of our initial business combination, we will submit the transaction to our shareholders for approval, even if the nature of the acquisition is such as would not ordinarily require shareholder approval under applicable Cayman Islands law. If a majority of the ordinary shares voted by the public shareholders are not voted in favor of a proposed initial business combination, we may continue to seek other target businesses with which to effect our initial business combination that meet the criteria set forth in this prospectus until the expiration of 18 months from consummation of this offering (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which a combination is not yet complete, or by the extended date). In connection with seeking shareholder approval of a business combination, we will furnish our shareholders with proxy solicitation materials prepared in accordance with the Exchange Act, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the target business based on United States generally accepted accounting principles.

In connection with the vote required for any business combination, our founding securityholders have agreed to vote their ordinary shares acquired prior to this offering in accordance with the majority of the ordinary shares voted by the public shareholders. As a result, if a majority of the ordinary shares voted by the public shareholders are voted for the business combination, our founding securityholders may not exercise their redemption rights with respect to ordinary shares acquired before this offering. Each of our founders has also agreed that he will vote any shares it purchases in the open market in or after this offering in favor of a business combination. As a result, if our founders acquire shares in or after this offering, they must vote those shares in favor of the proposed initial business combination with respect to those shares, and will therefore not be eligible to exercise redemption rights for those shares. We will proceed with the business combination only if a majority of the ordinary shares voted by the public shareholders are voted in favor of the business combination and public shareholders owning one share less than 30.0% of the aggregate shares sold in this offering exercise their redemption rights on a cumulative basis, including any shareholders who previously exercised their redemption rights in connection with the shareholder vote required to approve the extended period. Voting against the business combination alone will not result in redemption of a shareholder’s shares for a pro ratashare of the trust account. To do so, a shareholder must have also exercised the redemption rights described below. In addition, if within 90 days before the expiration of such the 24 month period, we seek approval from our shareholders of the extended period, or within 90 days before the 24 or 36 month period, as the case may be, we seek approval from our shareholders to consummate a business combination, the proxy statement related to such business combination will also seek shareholder approval for our board’s recommended dissolution and plan of distribution in the event our shareholders do not approve the extended period or the business combination or if the business combination is not consummated for other reasons. The requirements that we seek shareholder approval before effecting our initial business combination and not consummate our initial business combination if public shareholders owning 30.0% or more of the shares sold in this offering exercise their redemption rights below (on a cumulative basis), are set forth in Article 170 of our articles of association, which requires, the affirmative vote of at least 80% of the voting power of our outstanding ordinary shares to amend. Management will not request that the board consider such a proposal to eliminate or amend this provision. In addition, we will not seek shareholder approval to extend the 36 month period.

In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.

Extension of time to complete a business combination to 36 months

We have a period of 18 months from the consummation of this offering with which to effect our initial business combination, with an additional six-month period (or a total of 24 months) if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which the combination is not yet complete. However, unlike most other blank check companies, if we have entered into such letter of intent, agreement in principle or definitive agreement within such 18 month period, we may, prior to the expiration of the 24 months period, call a special meeting of our shareholders for the purpose of soliciting their approval to extend by an additional twelve months, the date before which we must complete our business combination, to avoid being required to liquidate, for a total of 36 months from the consummation of this offering.

We believe that extending the date before which we must complete our business combination to 36 months may be necessary due to the circumstances involved in the evaluation and closing of a business combination in China, including obtaining audited US GAAP financial statements of potential targets that have previously kept their accounts in accordance with PRC GAAP, the possible need for restructuring and reorganizing corporate entities and assets (particularly with respect to state-owned enterprises) and the requirements of complex Chinese regulatory filings and approvals. If we enter into such agreement near the end of this 18 month period, we would have only six months in which to accomplish the necessary accounting reconciliations, complete the restructuring of the company, satisfy U.S. and PRC regulatory requirements, secure the approval of our shareholders and provide for customary closing conditions.

While such two-year period may be sufficient to accomplish all of these necessary tasks prior to effectuating the business combination, if, in the course of this process, we estimate that it is insufficient, we may, pursuant to our articles of association, call a special meeting of our shareholders for the purpose of extending by additional 12 months, the date before which we must complete our business combination, to avoid being required to liquidate, for a total of 36 months from the consummation of this offering.

If holders of 30.0% or more of the shares sold in this offering that are voted against the proposed extension to 36 months and elect to redeem their shares for a pro rata share of the trust account, we will not extend the date before which we must complete our business combination beyond 24 months. In such event, if we cannot complete the initial business combination within such 24 month period, we will be required to liquidate, with the amount remaining in the trust account returned to all public shareholders. Subject to the foregoing, approval of the extension to 36 months will require the affirmative vote of the majority of public shareholders who vote at the special meeting called for the purpose of approving such extension.

If the majority of public shareholders who vote at the special meeting called for the purpose of approving such extension vote in favor of such extension and holders of 30.0% or more of the shares sold in this offering do not vote against the proposed extension and elect to redeem their shares, we will then have an additional 12 months with which to complete the initial business combination.

If the proposal for the extension to 36 months is approved, we will still be required to seek shareholder approval before effectuating our initial business combination, even if the business combination would not ordinarily require shareholder approval under applicable law. Unless a shareholder voted against the proposal to extend to 36 months and exercised such shareholders redemption rights, all shareholders will be able to vote on the initial business combination. We will consummate our initial business combination only if a majority of the ordinary shares voted by the public shareholders are voted in favor of our initial business combination and public shareholders owning 30.0% or more of the shares sold in this offering, on a cumulative basis, including any shareholders who previously exercised their redemption rights in connection with the special meeting of shareholders called for the purpose of approving the extended period, if any, do not exercise their redemption rights, as described below.

If at the end of such 36 month period we have not effected such business combination, we will dissolve as promptly as practicable and liquidate and release only to our public shareholders, as part of our plan of distribution, the proceeds of the trust account, including accrued interest, net of income and franchise taxes payable on such interest and net of the interest income previously released to us to fund our working capital requirements.

Redemption rights for shareholders voting to reject the extended period or our initial business combination

Public shareholders voting against the extended period or our initial business combination, as the case may be, will be entitled to cause us to redeem their ordinary shares for a pro rata share of the aggregate amount then in the trust account, before payment of deferred underwriting discounts and commissions and including interest earned on their pro rataportion of the trust account, net of income and franchise taxes payable on such interest and net of the interest income on the trust account balance previously released to us to fund our working capital and general corporate requirements. Shareholders voting against (i) the extended period will only have the right to cause us to redeem their shares if the extended period is approved and (ii) the business combination will only have the right to cause us to redeem their shares if our initial business combination is approved and completed. Public shareholders who cause us to redeem their ordinary shares for a pro rata share of the trust account will be paid their redemption price as promptly as practicable after the date of the special meeting for the extended period or upon consummation of a business combination, as the case may be, and will continue to have the right to exercise any warrants they own.

The actual per-share redemption price in each case will be equal to the aggregate amount then on deposit in the trust account, including deferred underwriting discounts and commissions and including accrued interest, net of any income and franchise taxes on such interest, which shall be paid from the trust account, and net of the interest income earned on the trust account and released to us (one-half of the interest earned, up to a maximum of $1,350,000) to fund our working capital requirements (calculated as of the date of the special meeting of shareholders approving the extended period or two business days prior to the consummation of the proposed business combination, as the case may be), divided by the number of shares sold in this offering. The initial per-share redemption price in both cases would be approximately $7.60, or $0.40 less than the per-share offering price of $8.00 (assuming that the entire purchase price of the units was allocated to the ordinary shares). The proceeds held in the trust account may be subject to claims which would take priority over the claims of our public shareholders and, as a result, the per-share liquidation price could be less than $7.60due to claims of such creditors. Because our founding shareholder and founders have agreed to vote their shares for the extended period and business combination, they have forfeited any right to cause us to redeem any shares owned by them (regardless of when acquired) in connection with the extended period or our initial business combination.

An eligible shareholder may request redemption at any time after the mailing to our shareholders of the proxy statement and prior to the vote taken with respect to the extended period or a proposed business combination, but the request will not be granted unless the shareholder votes against the extension or business combination and the extension or business combination is approved and, in the case of the business combination, is consummated. If a shareholder votes against the business combination or extension but fails to properly exercise such shareholder’s redemption rights, such shareholder will not have its ordinary shares redeemed for its pro ratadistribution of the trust account. Any request for redemption, once made, may be withdrawn at any time up to the date of the applicable meeting. The funds to be distributed to shareholders who elect redemption will be distributed as promptly as practicable after the special meeting of shareholders approving the extended period or after the consummation of the business combination. Public shareholders who cause us to redeem their ordinary shares into their share of the trust account will still have the right to exercise the warrants that they received as part of the units. We will not complete our proposed initial business combination, and similarly will not extend the time to complete the business combination to 36 months, if public shareholders owning 30.0% or more of the shares sold in this offering exercise their redemption rights with respect to the extended period or on a cumulative basis, in the case of the business combination. We intend to structure and consummate any potential business combination in a manner such that an aggregate of 30.0% of our public shareholders could cause us to redeem their ordinary shares for a pro ratashare of the aggregate amount then on deposit in the trust account, and the business combination could still go forward. There are a few other offerings similar to ours which include redemption provisions greater than 20%. We have increased the redemption percentage to 30.0% from the more typical 20% in order to reduce the likelihood that a small group of investors holding a large block of our ordinary shares will be able to stop us from completing a business combination that is otherwise approved by a large majority of our public shareholders and to be competitive with other offerings by blank check companies currently in the market.

If our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many shareholders may exercise their redemption rights, we may either need to reserve part of the trust account for possible payment upon such redemption, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of shareholders exercise their redemption rights than we expect. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having to adjust the ratio of cash to securities used as consideration, or we may need to arrange for third party financing, if available.

The initial redemption price will be approximately $7.60 per share. As this amount is lower than the $8.00 per share offering price (assuming that the entire purchase price of the units was allocated to the ordinary shares) and it may be less than the market price of the ordinary shares on the date of redemption, there may be a disincentive on the part of public shareholders to exercise their redemption rights.

Dissolution and liquidation if no business combination

Pursuant to the terms of the trust agreement between us and Continental Stock Transfer & Trust Company, if we do not complete a business combination within 18 months after the consummation of this offering, or within 24 or 36 months if the extension criteria described below have been satisfied, we will dissolve and as promptly as practicable return and liquidate all funds from our trust account only to our public shareholders, as part of our dissolution and plan of distribution and in accordance with the applicable provisions of the Cayman Islands law. The liquidating distribution to public shareholders will consist of an aggregate sum equal to the amount in the trust fund, inclusive of any interest not previously released to us, less the amount of taxes paid or payable, if any, on interest earned and all deferred underwriting discounts and commissions, plus any remaining net assets, and will be made in proportion to our public shareholders’ respective equity interests. In the event we seek shareholder approval for our dissolution and plan of distribution and do not obtain such approval and in the event we seek shareholder approval to extend the time to complete the business combination to 36 months and do not obtain such approval, we will nonetheless continue to pursue shareholder approval for our dissolution. Pursuant to the terms of our articles of association, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. Pursuant to the trust agreement governing such funds, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our shareholders, the funds held in our trust account will not be released (other than in connection with the funding of working capital, a redemption or a business combination as described elsewhere in this prospectus). Consequently, holders of a majority of our outstanding ordinary shares must approve our dissolution in order to receive the funds held in our trust account and, other than in connection with a redemption or a business combination, the funds will not be available for any other corporate purpose. As promptly as practicable upon the later to occur of (i) the approval by our shareholders of our plan of distribution or (ii) the effective date of such approved plan of distribution, we will liquidate our trust account to our public shareholders. Concurrently, we shall pay, or reserve for payment, from interest released to us from the trust account if available, our liabilities and obligations. As more fully described below, each of John Wang, Robert Eu, and Stephen N. Cannon will, by agreement, be personally liable (each in an amount proportional to the number of shares owned as compared to all of them as a group) to ensure that the proceeds in the trust account are not reduced by such liabilities and obligations in the event that we dissolve prior to the consummation of a business combination.

Our founders have agreed to waive their rights to participate in any liquidation of our trust account or other assets with respect to their founders’ ordinary shares and to vote their founders’ ordinary shares in favor of any dissolution and plan of distribution which we submit to a vote of shareholders. There will be no distribution from the trust account with respect to our warrants, which will expire worthless if we are liquidated.

We estimate that our total costs and expenses for implementing and completing a shareholder-approved dissolution and plan of distribution will be between $75,000 and $125,000. This amount includes all costs and expenses relating to filing our dissolution in the Cayman Islands, the winding up of our company, printing and mailing a proxy statement, holding a shareholders’ meeting relating to the approval by our shareholders of our dissolution and plan of distribution, legal fees and other filing fees. We believe that there should be sufficient funds available from the interest earned on the trust account and released to us as working capital, to fund the $75,000 to $125,000 in costs and expenses.

If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income and franchise taxes payable on such interest and net interest income on the trust account balance previously released to us to fund working capital requirements, the initial per-share liquidation price would be $7.60, or $0.40 less than the per share offering price of $8.00 (assuming that the entire purchase price of the units was allocated to the ordinary shares). The per share liquidation price includes approximately $640,000 in deferred underwriting discounts and commissions (or approximately $736,000 if the underwriters’ over-allotment option is exercised in full) that would also be distributable to our public shareholders.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would be prior to the claims of our public shareholders. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.

Each of John Wang, Robert Eu and Stephen N. Cannon have agreed that, if we dissolve prior to the consummation of a business combination, they will agree to indemnify us (each in an amount proportional to the number of shares owned as compared to all of them as a group) for all claims of vendors, potential target businesses or other persons, to the extent we fail to obtain valid and enforceable waivers from such parties to ensure that the proceeds in the trust account are not reduced. However, we cannot assure you that any of them will be able to satisfy those obligations. Under these circumstances, our board of directors, a majority of which are independent directors, would have a fiduciary obligation to our shareholders to bring a claim against John Wang, Robert Eu and Stephen N. Cannon to enforce their liability obligation. None of John Wang, Robert Eu and Stephen N. Cannon will be personally liable to pay any of our debts and obligations except as provided above. Accordingly, we cannot assure you that due to claims of creditors the actual per-share liquidation price will not be less than $7.60, plus interest, net of income and franchise taxes payable on such interest and net of interest income on the trust account balance previously released to us to fund working capital requirements. Additionally, if we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed that (i) on our liquidation they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriting discounts and commission will be distributed on a pro ratabasis among the public shareholders, together with any accrued interest thereon and net of income and franchise taxes payable on such interest.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, prior to the expiration of such 24-month period, we will hold a special shareholders meeting for the purpose of seeking shareholder approval to extend the date before which we must complete a business combination, to avoid being required to liquidate, by an additional 12 month period beyond the 24-months, for a total of 36 months. If our public shareholder holding 30.0% or more of our outstanding public shares exercise their redemption rights for a pro rata share of funds held in the trust account at such special meeting and we cannot consummate the proposed business combination within the 24-month period, we will be dissolved and liquidated as described in the first paragraph of this subsection. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public shareholders. Our instruction to the trustee will be given promptly after the later to occur of (i) the approval by our shareholders of our dissolution and plan of distribution or (ii) the effective date of such approved dissolution and plan of distribution.

Our public shareholders shall be entitled to receive funds from the trust account only in the event of our dissolution or if the shareholders seek to have us redeem their respective shares for cash in connection with (i) a vote againstthe extended period which is approved by our shareholders or (ii) a vote against our initial business combination which is actually completed by us. In no other circumstances shall a shareholder have any right or interest of any kind to or in the trust account. Prior to our completing an initial business combination or liquidating, we are permitted to have released from the trust account all of interest income earned on the trust account to pay taxes and to fund our working capital requirements.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public shareholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public shareholders the liquidation amounts due them.

We expect that all costs associated with the implementation and completion of our dissolution and plan of distribution (currently estimated to be between $75,000 and $125,000 if not done in connection with a shareholder vote with respect to a potential business combination) as well as funds for payments to creditors, if any, will be funded by the interest earned on the trust account released to us, although we cannot give you assurances that there will be sufficient funds for such purposes.

Under the Companies Law, in the case of a full voluntary liquidation procedure, a liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette, although in practice this notice requirement need not necessarily delay the distribution of assets as the liquidator may be satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. We anticipate the trust account should be liquidated shortly following expiration of the 21 day period. As soon as the affairs of the company are fully wound-up, the liquidator must lay his final report and accounts before a final general meeting which must be called by a public notice at least one month before it takes place. After the final meeting, the liquidator must file a return to the Cayman Islands Registrar of Companies confirming the date on which the meeting was held and three months after the date of such filing the company is dissolved.

Additionally, in any liquidation proceedings of the company under Cayman Islands’ law, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we cannot assure you we will be able to return to our public shareholders the liquidation amounts payable to them. Furthermore, a liquidator of the company might seek to hold a shareholder liable to contribute to our estate to the extent of distributions received by them pursuant to the dissolution of the trust account beyond the date of dissolution of the trust account. Additionally, we cannot assure you that third parties will not seek to recover from our shareholders amounts owed to them by us. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims for having paid public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Articles of Association

Our articles of association sets forth certain requirements and restrictions relating to this offering that apply to us until the consummation of a business combination. Specifically, our articles of association provides, among other things, that:

•	if we have entered into a letter of intent or definitive agreement with respect to a business combination within 18 months of the consummation of this offering, and we anticipate that we will not be able to consummate a business combination within 24 months, we can seek shareholder approval to extend the period of time to consummate a business combination by an additional 12 months. In such case, we will present such proposal to our shareholders. In order to approve the extended period (i) we must receive shareholder approval of a majority of our ordinary shares voted by our public shareholders and (ii) shareholders owning less than 30.0% of the ordinary shares purchased by the public shareholders in this offering can have exercised their redemption rights;
•	if the extended period is approved, public shareholders who voted against such proposal and exercised their redemption rights will receive their pro rata share of the trust account;
•	prior to the consummation of our initial business combination, we shall submit such business combination to our shareholders for approval;
•	we may consummate our initial business combination if: (i) approved by a majority of the ordinary shares voted by our public shareholders, and (ii) shareholders owning less than 30.0% of the ordinary shares purchased by the public shareholders in this offering exercise their redemption rights (on a cumulative basis, including shares redeemed in connection with our seeking shareholder approval for the extended period, if applicable);
•	if our initial business combination is approved and consummated, public shareholders who voted against the business combination and exercised their redemption rights will receive their pro rata share of the trust account;
•	if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public shareholders their pro rata share of the trust account; and
•	our management will take all actions necessary to liquidate our trust account to our public shareholders as part of our plan of distribution if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus; and
•	our shareholders’ rights to receive a portion of the trust fund are limited such that they may only receive a portion of the trust fund upon liquidation of our trust account to our public shareholders as part of our plan of distribution or upon the exercise of their redemption rights; and
•	we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction or control through contractual arrangements other than a business combination that meets the conditions specified in this prospectus, including the requirement that our initial business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such business combination.

The above-referenced requirements and restrictions included in our articles of association may only be amended prior to consummation of a business combination with the vote of our board of directors and the affirmative vote of at least 80% of the voting power of our outstanding ordinary shares. In light of the requirement that we obtain the approval of at least 80% of the voting power of our shareholders, we do not anticipate any changes to such requirements and restrictions prior to our consummation of a business combination, if any.

Comparison of This Offering to Those of Blank Check Companies Subject to Rule 419

The following table compares the terms of this offering to the terms of an offering by a blank check company subject to the provisions of Rule 419. This comparison assumes that the gross proceeds, underwriting discounts and underwriting expenses of our offering would be identical to those of an offering undertaken by a company subject to Rule 419, and that the underwriters will not exercise their over-allotment option. None of the provisions of Rule 419 apply to our offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	Approximately $30.4 million of the net offering and private placement proceeds, including $640,000 in deferred underwriting discounts and commissions, will be deposited into a trust account at United Commercial Bank maintained by Continental Stock Transfer & Trust Company, as trustee.	$26.8 million of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $30.4 of net offering proceeds held in the trust account will only be invested in U.S. “government securities,” as defined under the Investment Company Act of 1940, and one or more money market funds, selected by us, which invest principally in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $640,000 and taxes payable) at the time of such business combination.	The fair value or net assets of a target business must represent at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Trading of securities issued	The units will begin trading on or promptly after the date of this prospectus. The ordinary shares and warrants comprising the units will begin separate trading on the 45th day after the date of this prospectus, unless Broadband determines that an earlier date is acceptable, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin. In no event will the ordinary shares and warrants be traded separately until we have filed a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file the Current Report on Form 8-K upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus.	No trading of the units or the underlying ordinary shares and warrants would be permitted until the consummation of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The warrants cannot be exercised until the later of the consummation of a business combination or one year from the date of this prospectus (assuming in each case that there is an effective registration statement covering the ordinary shares underlying the warrants in effect) and, accordingly, will only be exercised after the trust account has been terminated and distributed.	The warrants could be exercised prior to the consummation of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Election to remain an investor	Shareholders will have the opportunity to vote on the initial business combination. Each shareholder will be sent a proxy statement containing information required by the SEC. A shareholder following the procedures described in this prospectus is given the right to cause us to redeem his, her or its shares for a pro rata share of the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of income and franchise taxes on such interest and net of one-half the interest income earned on the trust account balance and released to us to fund our working capital requirements. However, a shareholder who does not follow these procedures or a shareholder who does not take any action would not be entitled to the return of any funds from the trust account. If a majority of the ordinary shares voted by the public shareholders are not voted in favor of a proposed initial business combination but 18 months has not yet passed since the consummation of this offering, we may seek other target businesses with which to effect our initial business combination that meet the criteria set forth in this prospectus. If at the end of the 18, 24 or 36 month period, as applicable, we have not obtained shareholder approval for an alternate initial business combination, we will dissolve and liquidate and promptly distribute the proceeds of the trust account, including accrued interest, net of income and franchise taxes on such interest and net of interest income previously released to us to fund our working capital requirements.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of a post-effective amendment to the company’s registration statement, to decide if he, she or it elects to remain a shareholder of the company or require the return of his, her or its investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account are automatically returned to the shareholder. Unless a sufficient number of investors elect to remain investors, all funds on deposit in the escrow account must be returned to all of the investors and none of the securities are issued.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Business combination deadline	Our initial business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination is executed before the 18-month period ends or by the expiration of the extended period; if our initial business combination does not occur within these time frames and we are dissolved as described herein, funds held in the trust account, including deferred underwriting discounts and commissions, will be returned to investors as promptly as practicable, including accrued interest, net of income and franchise taxes on such interest and net of interest income previously released to us to fund our working capital requirements.	If an acquisition has not been consummated within 18 months after the effective date of the company’s registration statement, funds held in the trust or escrow account are returned to investors.
Release of funds	Except with respect to one-half of the interest income released to us (up to a maximum of $1,350,000) to fund our working capital expenses and to pay taxes, if any, as described elsewhere in this prospectus, and interest income the proceeds held in the trust account are not released until the earlier of the consummation of our initial business combination or the failure to complete our initial business combination within the allotted time.	The proceeds held in the escrow account are not released until the earlier of the consummation of a business combination or the failure to effect a business combination within the allotted time.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Interest earned on funds in the trust account	One-half of the interest earned on the trust account (up to $1,350,000) may be released to us to fund our working capital requirements from time to time. Shareholders who redeem their ordinary shares for cash in connection with the extended period or a business combination will not receive any portion of that amount that has been previously released to us; upon our liquidation, shareholders shall be entitled to a portion of the interest earned on funds held in trust, if any, not previously released to us to fund our working capital requirements, net of income and franchise taxes payable on such funds held in trust.	The interest earned on proceeds held in the trust account (net of taxes payable) would be held for the sole benefit of investors, and we would be unable to access such interest for working capital purposes.

Competition

In identifying, evaluating and selecting a target business for a business combination, we may encounter intense competition from other entities having a business objective similar to ours including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. While we believe there are numerous potential target businesses with which we could combine, our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore:

•	our obligation to seek shareholder approval of our initial business combination or obtain necessary financial information may delay the consummation of a transaction;
•	our obligation to redeem for cash ordinary shares held by our public shareholders who vote against the business combination and exercise their redemption rights may reduce the resources available to us for a business combination;
•	our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses; and
•	the requirement to acquire an operating business that has a fair market value equal to at least 80% of the balance of the trust account at the time of the acquisition (excluding deferred underwriting discounts and commissions of $640,000 or approximately $736,000 if the underwriters’ over-allotment option is exercised in full and taxes payable) could require us to acquire the assets of several operating businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

Facilities

We currently maintain our executive offices at 13/F Tower 2, New World Tower, 18 Queens Road Central, Hong Kong. The cost for this space will be included in the $7,500 per-month fee described above that

Hambrecht Eu Capital Management LLC will charge us for office space, administrative services and secretarial support from the consummation of this offering until the earlier of consummation of a business combination or our liquidation. Hambrecht Eu Capital Management LLC also intends to establish an office in Shanghai to provide us additional facilities and support in China. We believe, based on rents and fees for similar services in Hong Kong, that the fees that will be charged by Hambrecht Eu Capital Management LLC is at least as favorable as we could have obtained from unaffiliated persons.

Employees

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our business and intend to devote only as much time as they deem necessary to our business. We intend to hire employees and/or consultants, possibly including certain full time employees and/or consultants, in order to assist us in the search, due diligence for and consummation of a business combination.

Periodic Reporting and Financial Information

We have registered our securities under the Exchange Act and after this offering will have public reporting obligations, including the filing of annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accounting firm and our quarterly reports will contain financial statements reviewed by our independent registered public accounting firm.

We will not acquire a target business if we cannot obtain audited financial statements based on United States generally accepted accounting principles for such target business. We will provide these financial statements in the proxy solicitation materials sent to shareholders for the purpose of seeking shareholder approval of our initial business combination. Our management believes that the need for target businesses to have, or be able to obtain, audited financial statements may limit the pool of potential target businesses available for acquisition.

We may be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2007. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

There is no litigation currently pending or threatened against us or any of our directors in their capacity as such.

MANAGEMENT

Directors and Executive Officer

Our current directors and executive officers are as follows:

Name	Age	Position
John Wang	37	Chief Executive Officer, President and Director
Robert J. Eu	44	Chairman of the Board, Secretary and Director
Stephen N. Cannon	39	Chief Financial Officer, Director
Lee S. Ting	64	Director
Feng Zhang	31	Consultant

John Wang has been our Chief Executive Officer, President and a director since our inception. Mr. Wang has over twelve years of investment banking and consulting experience. From January 2000 to November 2004, he helped develop and establish the U.S. operations of SBI USA as Executive Vice President of SBI E2-Capital (HK) Limited and was a Managing Director and Chief Operating Officer of SBI E2-Capital (USA) Ltd. Prior to SBI, he managed Accenture Consulting’s Greater China communications, media, and high tech strategy practice, where he acted as consultant to China Mobile’s IPO in 1997, among other high profile projects. He was also the lead telecom analyst covering Greater China and Southeast Asia for Pyramid Research, a Cambridge Massachusetts based emerging market telecom research firm that is part of the Economist Intelligence Unit. Mr. Wang has, since November 2004, been the Managing Director of Marbella Capital Partners, a financial advisory firm based in Shanghai which focuses on private equity investment opportunities in Chinese companies across all sectors. Last year, he closed four late-stage deals, of which one has already gone public in Hong Kong and another, Yingli Green Energy (NYSE: YGE), completed its IPO and listing on the New York Stock Exchange on June 8, 2007. Mr. Wang currently sits on the Board of Hong Kong Stock Exchange listed Wuyi International Pharmaceutical Company Limited (HKSE: 1889). Mr. Wang holds a Bachelor of Arts degree in international relations from Tufts University and is a graduate of the Washington International Studies Program at St. Catherine’s College at Oxford University. He has an M.A.L.D. in international law and business from The Fletcher School of Law and Diplomacy and is a graduate of the Private Equity course at Harvard Business School.

Robert J. Eu has been our Chairman of the Board, Secretary and director since our inception. Since 1998, Mr. Eu has served as a Managing Director for WRH+Co a San Francisco-based investment bank. Mr. Eu founded WRH+Co’s investment banking practice in Asia in 2003. Prior to WRH+Co, Mr. Eu was a Managing Director of H&Q Asia Pacific, an affiliate of Hambrecht & Quist where he co-founded its Hong Kong office and China investment practice. Prior to H&Q Asia Pacific, Mr. Eu was the Business Development Manager for Eu Yang Sang International Limited (SGX:EYSI), a manufacturer and retailer of Traditional Chinese medicine. In 1996, Mr. Eu led the buy-out and de-listing of Eu Yang Sang (Hong Kong) Limited from the Hong Kong stock exchange and the company is now listed on the Singapore Stock Exchange. Mr. Eu is also the Chairman and a director of AEX Enterprises Limited (“AEX Enterprises”). AEX Enterprises’ sole operating subsidiary is Boom Securities (H.K.) Limited (“Boom Securities”). Boom Securities is a licensed broker / dealer regulated by the Securities and Futures Commission (SFC) of Hong Kong and headquartered in Hong Kong. Mr. Eu also spent five years working for Citibank in the Private Banking Group in Hong Kong. Mr. Eu is a graduate of Northwestern University with a B.A. in History.

Stephen N. Cannon has been our Chief Financial Officer and one of our directors since our inception. Since 2005, Mr. Cannon has served as a Managing Director of Asia investment banking for WRH+Co. From July 2003 to August 2005 he was an advisor to Ackrell & Co., an investment banking firm. Also from July 2003 to August 2005, Mr. Cannon was the owner of Thinking Films, LLC, a film production company. Mr. Cannon began his investment banking career in 1991 with Salomon Brothers, and prior to WRH+Co, also worked at Smith Barney, Donaldson Lufkin & Jenrette, and ABN-Amro Securities. Mr. Cannon’s career has spanned several industry and product groups, including M&A, public equity and debt, private equity and debt, high yield financings, leveraged buy-outs and restructurings. He is a graduate of the University of Notre Dame with a B.A. in mechanical engineering and a B.A. in economics.

Lee Ting has been one of our directors since our inception. Mr. Ting has over 30 years of experience in technology. Since 2000, Mr. Ting has served as a Managing Director for WRH+Co. Prior to WRH+Co, Mr. Ting served as Corporate Vice President of Hewlett Packard’s Global Operations Division. Mr. Ting currently serves as a director for Lenovo, a leader in the personal computing market publicly held in Hong Kong. Mr. Ting also serves as a director of Microelectronics Technology Inc., a Taiwan-listed company focused on microwave and satellite communication technologies. In addition to his positions at these two publicly-held companies, Mr. Ting also serves as director for two privately-held companies including YeePay, a leading e-payment service provider in China, and Beijing EPIN Media Co., Ltd., a China-based media company focused on the railway industry. Mr. Ting obtained his B.S. in Electrical Engineering at Oregon State University and is a graduate of the Stanford Executive Program.

Feng Zhang has been a consultant to Hambrecht Asia Acquisition Corp. since our inception. Mr. Zhang has over six years of investment, financial consulting and mergers and acquisitions experience. He was an investment and business development manager with Xinhua Finance. Prior to Xinhua Finance, he worked for a holding company of the Search Group as the financial controller. He was also a senior auditor for PricewaterhouseCoopers. He is currently the Executive Vice President of Marbella Capital Partners, a financial advisory firm based in Shanghai. Mr. Zhang holds a Master of Science degree in Financial Economics from Georgia Institute of Technology and a Bachelor of Science degree from the management school of Shanghai Jiao Tong University.

Our directors and officers will play a key role in identifying, evaluating, and selecting target businesses, and structuring, negotiating and consummating our business combination. Except as described below and under Conflicts of Interest on page ___, none of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and experience of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and effect a business combination although we cannot assure you that they will, in fact, be able to do so.

Prior Involvement of Principals in Blank Check Companies

WRH+Co, an entity for which Messrs. Eu, Cannon and Ting are executives has been involved in the following China-based Blank Check transactions:

Blank Check Company	WRH+Co Role	Transaction Facts
China Unistone (NasdaqGM:YTEC)	Advisor – Fairness Opinion	IPO: $20.7 million at $6.00/unit Target: Yucheng Technologies (Dec. 2005) Current Price: $9.10
Great Wall (OTC:CEUC)	Financial Advisor	IPO: $27.1 million at $6.00/unit Target: ChinaCast Education (Sep. 2005) Current Unit Price: $11.00
Shanghai Century (AMEX:SHA)	Underwriter – Lead Manager	IPO: $115.0 million at $8.00/unit Target: Sichuan Kelun Pharmaceutical Co., Ltd. (pending) Current Unit Price: $9.53

Executive Officers and Director Compensation

None of our directors have received any cash compensation for services rendered to us. John Wang, Robert J. Eu and Stephen N. Cannon, our directors and executive officers, purchased an aggregate of 1,150,000 ordinary shares for an aggregate purchase price of $25,000. As the price paid was fair market value at the time, we do not consider the value of the shares at the offering price to be compensation. Rather, we believe that because they own such shares, no compensation (other than reimbursement of out of pocket expenses) is necessary and such persons agreed to serve in such role without compensation.

We have agreed to pay Hambrecht Eu Capital Management LLC, an affiliate of Robert Eu, one of our founders and our Chairman, and Elizabeth Hambrecht, Mr. Eu’s wife, a total of $7,500 per month for office space, administrative services and secretarial support beginning on the consummation of this offering until the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Hambrecht Eu Capital Management LLC for our benefit and is not intended to provide Hambrecht Eu Capital Management LLC compensation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to our directors or officers, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals and the founders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, our directors and offiocers who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Conflicts of Interest

General

As a result of their affiliations with certain companies, each of Messrs. Eu, Wang, Cannon and Ting have pre-existing contractual and fiduciary obligations that may cause them to have conflicts of interest in determining to which entity they present a specific business opportunity.

Potential investors should be aware of the following potential conflicts of interest:

•	All of our officers and directors are currently performing services for other blank check companies engaged in business activities similar to those intended to be conducted by our company, although none of them, nor any of their affiliates, are currently engaged by other blank check companies to assist them in connection with a business combination.
•	In the course of their other business activities, including their current affiliations with other blank check companies, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”
•	None of our directors are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.
•	Our directors may have a conflict of interest in determining whether a particular target business is appropriate for us and our shareholders since each of our directors will be subject to a lock-up agreement, which only terminates following our consummation of a business combination. The personal and financial interests of our directors may influence his/their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their securities.
•	In the event we elect to make a substantial down payment, or otherwise incur significant expenses, in connection with a potential business combination, our expenses could exceed the remaining proceeds not held in trust. Our directors may have a conflict of interest with respect to evaluating a particular business combination if we incur such excess expenses. Specifically, and our directors may tend to favor potential business combinations with target businesses that offer to reimburse any expenses in excess of our available proceeds not held in the trust account as well as the interest income earned on the trust account balance that may be released to us from time to time.
•	Our directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors were included by a target business as a condition to any agreement with respect to a business combination. We have been advised by our directors that they will not take retaining their positions into consideration in determining which acquisition to pursue.

In general, under Cayman Island law, our directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. In certain limited circumstances, a shareholder has the right to seek damages if a duty owed by our directors is breached.

Accordingly, as a result of multiple business affiliations, our directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities, including other blank-check companies. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Each of our directors has, or may come to have, to a certain degree, other fiduciary obligations. A majority of our directors have fiduciary obligations to other companies on whose board of directors they presently sit, or may have obligations to companies whose board of directors they may join in the future. To the extent that they identify business opportunities that may be suitable for us or other companies on whose board of directors they may sit, our directors will honor those fiduciary obligations. Accordingly, they may not present opportunities to us that come to their attention in the performance of their duties as directors of such other entities unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities.

Below is a table summarizing the companies to which our officers and directors owe fiduciary obligations that would conflict with their fiduciary obligations to us, all of which would have to (i) be presented appropriate potential target businesses by our officers and directors, and (ii) reject the opportunity to acquire such potential target business, prior to their presentation of such target business to us:

Individual	Entity	Affiliation
John Wang	Marbella Capital Partners	Managing Director
	Wuyi International Pharmaceutical Company Limited	Director
Robert Eu	WR Hambrecht + Co., LLC	Managing Director
	AEX Enterprises Limited	Chairman and Director
	Eu Yang Sang International Limited	Non-Executive Director
Stephen N. Cannon	WR Hambrecht + Co., LLC	Managing Director of Asia Investment Banking
Lee Ting	WR Hambrecht + Co., LLC	Managing Director
	Lenovo	Director
	Microelectronics Technology Inc.	Director
	YeePay	Director
	Beijing EPIN Media Co., Ltd.	Director

These individuals have no other fiduciary obligations that would take priority with respect to the fiduciary obligations they owe to us.

In addition, Messrs. Eu, Cannon and Ting are affiliated with WRH+Co. WRH+Co is an investment banking firm committed to using technology and auction processes to help clients use the market to determine pricing and allocation of its public equity offerings. WRH+Co provides underwriting and advisory services for Asian, consumer, healthcare, technology and other emerging growth companies, as well as equity research, sales and trading, full-service and online brokerage serving over 10,000 retail clients and private equity offerings for institutions and individuals. Although WRH+Co does assist blank check companies with their initial public offerings and in connection with business combinations, it is not currently, and does not have any current plans to be, engaged by a blank check company to locate a target business for that company.

Each of Messrs. Eu, Cannon and Ting may become aware of business opportunities that may be attractive to both WRH+Co to pursue for its investment banking business and us to pursue as a potential business combination. In that event, they will pursue the transaction on behalf of WRH+Co, and not on our behalf. In the event that WRH+Co determines not to pursue a particular business opportunity or such potential target business determines not to work with WRH+Co, Messrs. Eu, Cannon and Ting may then present such potential target business to us.

John Wang, our Chief Executive Officer, President and director and Feng Zhang, our consultant, serve as executives of Marbella Capital Ltd., a financial services firm engaged in business advisory, financial advisory and capital markets services. Marbella Capital has assisted approximately six China-based companies in raising over $200 million since 2004. Marbella Capital is not currently, and does not have any current plans to be, engaged by any blank check company to locate a target business for that company.

Each of AEX Enterprises Limited and Marbella Capital Partners, which represent all of the privately held companies owned and or controlled by our officers and directors, has entered into a Right of First Refusal and Corporate Opportunities Agreement which provides that, commencing on the date of this prospectus and extending until the earlier of the closing of our initial business combination, or our liquidation, we will have the first opportunity to consider any business opportunity operating with a target businesses having its primary operations in the PRC. Each of the members of our Board of Directors has a fiduciary obligation to our shareholders to enforce our rights under each of the Right of First Refusal Agreements. As such, they have no basis upon which to waive any of our rights under such agreements. In addition, any decision we make to release any entity to pursue any corporate opportunity would require the vote of a majority of our disinterested directors. As provided in such agreements none of such agreements can be amended to accelerate its termination or waived without the approval of holders of a majority of our outstanding Ordinary Shares.

Additionally, our directors may become aware of business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. As set forth above, we do not expect our independent directors to present investment and business opportunities to us.

Other Conflict of Interest Limitations

We will not acquire an entity that is either a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates. Neither we, nor our directors have given, or will give, any consideration to entering into a business combination with companies affiliated with our founders or our directors.

In addition, we will not enter into a business combination with any underwriters or selling group members or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. that a business combination with such target business is fair to our shareholders from a financial point of view. Any such opinion will be included in our proxy solicitation materials, furnished to shareholders in connection with their vote on such a business combination.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of our ordinary shares included in the units offered by this prospectus, and assuming no purchase of units in this offering, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;
•	each of our directors; and
•	all our directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not include the private placement warrants as these warrants are not exercisable within 60 days of the date of this prospectus.

	Number of Shares of Ordinary Shares Beneficially Owned		Approximate Percentage of Outstanding Ordinary Shares
Name and Address of Beneficial Owner(1)			Before Offering	After Offering
John Wang	333,333		33.33%	6.7%
Robert J. Eu	333,334		33.33%	6.7%
Stephen N. Cannon	333,333		33.33%	6.7%
Lee S. Ting	—		—	—

All directors and executive officer as a group (4 individuals)	1,000,000	(1)	100%	20.0%

*	Less than 1%
(1)	Does not include the 150,000 shares sold to our founders that are subject to redemption by us to the extent the underwriters over-allotment is not exercised in full.

If the underwriters determine the size of the offering should be increased or decreased, a share dividend, share combination or a contribution back to capital, as applicable, would be effectuated in order to maintain our existing shareholders’ ownership at a percentage of the number of shares to be sold in this offering.

None of our directors have indicated to us that he or she intends to purchase units in this offering. Immediately after this offering, John Wang, Robert J. Eu and Stephen N. Cannon will beneficially own an aggregate of 20% of the then issued and outstanding ordinary shares. Because of this ownership block, they may be able to effectively influence the outcome of all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination. In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.

On the date of this prospectus, all of our existing shareholders, including the purchaser of warrants in the private placement, will place the ordinary shares and warrants they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions for transfers, such as transfers to family members and trusts for estate planning purposes, and the possible forfeiture of shares for cancellation by us discussed below, these securities will not be transferable during the escrow period and will not be released from escrow until (i) with respect to the shares, one year after the consummation of a business combination, and (ii) with respect to the warrants, upon consummation of a business combination. Any transfer of securities will be subject to the same restrictions imposed on the existing shareholders. The ordinary shares held in the escrow account will only be released prior to this date if following a business combination we engage in a subsequent transaction resulting in all shareholders having a right to exchange their shares for cash or other consideration.

In addition, in connection with the vote required for the extended period and for our initial business combination, our founding security holders and each of our founders have agreed to vote the ordinary shares acquired by them before this offering in accordance with the majority of the ordinary shares voted by the public shareholders. In each case, our founding security holders and each of our founders has also agreed to vote any shares acquired by them in or after this offering in favor of the extended period and our initial business combination. Therefore, if any of the founding security holders or the founders acquires shares in or after this offering, it/he must vote such shares in favor of the extended period or proposed business combination, as the case may be, and has, as a result, waived the right to exercise redemption rights for those shares in the event that both such proposals are approved by a majority of our public shareholders.

CERTAIN TRANSACTIONS

On July 18, 2007, John Wang, Robert J. Eu and Stephen N. Cannon purchased an aggregate of 1,150,000 of our ordinary shares (including up to 150,000 ordinary shares that we will redeem from our founders to the extent that the underwriters do not exercise their over-allotment option) for an aggregate purchase price of $25,000.

On [            ], 2007, AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, and William R. Hambrecht, Mr. Eu’s father-in-law, agreed to invest an aggregate of $750,000 in us in the form of private placement warrants to purchase 750,000 ordinary shares at a price of $1.00 per warrant.

Pursuant to a registration rights agreement between us and our founders, our founders and AEX Enterprises Limited (an affiliate of one of our founders) will be entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of a business combination; and (ii) the founders’ ordinary shares will be entitled to certain registration rights one year from the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our ordinary shares or any voting rights until such holders exercise their respective warrants and receive ordinary shares. Certain persons and entities that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements. In the event that we breach our obligations under the registration rights agreement, we could be obligated to purchase the securities owned by our founders for the then fair market value of the securities.

We agreed to pay Hambrecht Eu Capital Management LLC, an affiliate of Robert Eu, one of our founders and our Chairman, and Elizabeth Hambrecht, Mr. Eu’s wife, a total of $7,500 per month for office space, administrative services and secretarial support for the period from the consummation of this offering until the earlier of our consummation of a business combination or our liquidation. This arrangement was agreed to by Hambrecht Eu Capital Management LLC for our benefit and is not intended to provide Mr. Eu compensation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Robert Eu, our Chairman and Secretary, has provided us with a $210,000 revolving credit line to pay the expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee and accounting and legal fees and expenses. As of August 31, 2007, there was $91,661 outstanding under this revolving credit line. These advances are non-interest bearing, unsecured and are due within 15 days following the consummation of this offering. The loan will be repaid out of the proceeds of this offering.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and the interest income on the balance in the trust account to be released to us from time to time, there is no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between us and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if we do not consummate a business combination within the permitted time. Our board of directors will review and approve all expense reimbursements made to our directors with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination.

Other than the $7,500 per month administrative fee and reimbursable out-of-pocket expenses payable to Hambrecht Eu Capital Management LLC, an affiliate of Robert Eu, one of our founders and our Chairman, and Elizabeth Hambrecht, Mr. Eu’s wife, no fees of any kind, including finders and consulting fees, will be paid to any of our directors who owned our ordinary shares prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

After a business combination, any of our directors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It is unlikely that the amount of such compensation will be known at the time of a shareholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between us and any of our directors or their respective affiliates, including loans by our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors, to the extent we have independent directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Anti-Dilution Protection

Our founders purchased 1,150,000 ordinary shares on July 18, 2007, an amount that is 20% of the total of the number of shares that will be outstanding after this offering, assuming that the underwriters exercise the over-allotment option in full. In the event that the over-allotment option is not exercised, we will redeem from our founders 150,000 ordinary shares so that founders shares never constitute more than 20% of our outstanding ordinary shares after this offering (not including shares underlying the private placement warrants). In addition, if the underwriters determine the size of the offering should be increased or decreased, a share dividend, share combination or a contribution back to capital, as applicable, would be effectuated in order to maintain our founders’ ownership at 20% of the number of shares to be sold in this offering.

In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 50,000,000 ordinary shares, $0.001 par value, and 1,000,000 shares of undesignated preferred shares, $0.001 par value. Assuming no exercise of the underwriters’ over-allotment option, 5,000,000 ordinary shares will be outstanding following this offering. No preferred shares are or will be outstanding immediately following this offering. The following description summarizes the material terms of our capital securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Cayman Islands Law.

Units

Public Shareholders’ Units

Each unit consists of one ordinary shares and one warrant. Each warrant entitles the holder to purchase one ordinary share. The ordinary shares and warrant comprising the units will begin separate trading on the 45th day after the date of this prospectus, unless Broadband determines that an earlier date is acceptable, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin.

In no event will the ordinary shares and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering.

Ordinary Shares

As of the date of this prospectus, there were 1,150,000 ordinary shares outstanding (which includes 150,000 ordinary shares that we will redeem from our founders to the extent that the underwriters do not exercise their over-allotment option) held by 3 shareholders of record. Upon closing of this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 5,000,000 ordinary shares outstanding. Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to the blank check power granted by our articles of association or required by law, holders of ordinary shares will have exclusive voting rights for the election of our directors and all other matters requiring shareholder action. Holders of ordinary shares will be entitled to one vote per share on matters to be voted on by shareholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. After a business combination is concluded, if ever, and upon our subsequent dissolution, our shareholders will be entitled to receive pro rataall assets remaining available for distribution after payment of all liabilities and provision for the liquidation of any shares of preferred shares at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

In connection with the vote required for the extended period or our initial business combination, our founders have agreed to vote the ordinary shares owned by them immediately before this offering in accordance with the majority of the ordinary shares voted by the public shareholders. Furthermore, our founders have agreed that it will vote any ordinary shares acquired by it in or after this offering in favor of the extended period or a proposed business combination. As a result, if any of such parties acquire shares in or after this offering, they must vote in favor of the extended period or proposed business combination with respect to those shares, and will therefore waive the right to exercise the redemption rights granted to public shareholders. In connection with the vote required for the extended period or our initial business combination, a majority of our issued and outstanding ordinary shares (whether or not held by public shareholders) will constitute a quorum. Our founders have agreed to act together for the purpose of voting our shares. If any matters are voted on by our shareholders at an annual or special meeting, our founders may vote all their shares, whenever acquired, as they see fit. On consummation of our initial business combination, the underwriters will be entitled to receive the deferred underwriters’ discounts and commissions then held in the trust account, exclusive of interest thereon.

We will proceed with the business combination only if a majority of the ordinary shares voted are voted in favor of the business combination and public shareholders owning less than 30.0% of the shares sold in this offering exercise their redemption rights on a cumulative basis, taking into consideration shareholders redeeming their shares in connection with the proposal that may be presented to our shareholders in connection with the extended period. Voting against the business combination alone will not result in redemption of a shareholder’s shares for a pro ratashare of the trust account. A shareholder must have also exercised the redemption rights for a redemption to be effective. In the event that holders of more than 20% of the ordinary shares sold in this offering elect to redeem their shares, our existing shareholders have agreed to forfeit that number of shares (up to a maximum of 124,736) that will result in the number of shares owned by them prior to this offering collectively being no more than 23.81% of our outstanding ordinary shares immediately prior to the consummation of such business combination after giving effect to the redemption.

If we liquidate prior to a business combination, we have agreed in the trust agreement governing the trust account that our public shareholders are entitled to share ratably in the trust account, inclusive of any interest not previously released to us to fund working capital requirements, and net of any income and franchise taxes due on such interest, which income or franchise taxes, if any, shall be paid from the trust fund, and any assets remaining available for distribution to them after payment of liabilities. Liquidation expenses will only be paid from funds held outside of the trust account. If we do not complete an initial business combination and the trustee must distribute the balance of the trust account pursuant to the trust agreement, the underwriters have agreed that: (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriters’ discounts and commission will be distributed on a pro ratabasis among the public shareholders, together with any accrued interest thereon and net of income and franchise taxes payable on such interest. Each of our founders has agreed to waive his respective rights to participate in any liquidating distribution occurring upon our failure to consummate a business combination with respect to all ordinary shares owned by it before this offering.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their ordinary shares redeemed for cash equal to their pro ratashare of the trust account, plus any interest, if they vote (i) against the extended period, and it is approved, or (ii) against the business combination and the business combination is approved and completed. Public shareholders who cause us to redeem their ordinary shares for their pro ratashare of the trust account will retain the right to exercise any warrants they own if they previously purchased units or warrants.

The payment of dividends, if ever, on the ordinary shares will be subject to the prior payment of dividends on any outstanding preferred shares, of which there is currently none.

Preferred Shares

Our articles of association provides that preferred shares may be issued from time to time. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. No preferred shares are being issued or registered in this offering.

Warrants

Public Shareholders’ Warrants

Each warrant entitles the registered holder to purchase one ordinary share at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of a business combination; or
•	one year from the date of this prospectus,

provided in each case that there is an effective registration statement covering the ordinary shares underlying the warrants in effect.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York time. Once the warrants become exercisable, we may redeem the outstanding warrants, including the warrants underlying the unit purchase option if the unit purchase option has been exercised and the warrants are outstanding (not including the warrants issued in the private placement if such warrants are held by the original holder, the founders, or their permitted transferees):

•	in whole but not in part,
•	at a price of $0.01 per warrant,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the ordinary shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement and the amendments thereto, which have been filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of ordinary shares issuable on exercise of the warrants will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to those ordinary shares. Under the warrant agreement, we have agreed that prior to the commencement of the exercise period, we will file a registration statement with the SEC for the registration of the ordinary shares issuable upon exercise of the warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the ordinary shares issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to keep the prospectus included in such registration statement current. In addition, we are not required to net-cash settle the warrants in the event that our shareholders are unable to exercise them. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants or if the prospectus relating to the ordinary shares issuable on the exercise of the warrants is not current.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of ordinary shares to be issued to the warrant holder to the nearest whole number of shares.

Private placement warrants

The private placement warrants will have terms and provisions that are substantially similar to the warrants included in the units being sold in this offering, except that these warrants (i) will not be transferable or salable by AEX Enterprises Limited or its permitted transferees until we consummate a business combination, (ii) will be non-redeemable so long as AEX Enterprises Limited or its permitted transferees hold such warrants. AEX Enterprises Limited will be permitted to transfer private placement warrants in certain limited circumstances prior to a business combination, such as to our officers and directors, and other persons or entities associated with AEX Enterprises Limited, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on AEX Enterprises Limited, and (iii) may be exercised on a cashless basis if held by the original holder, the founders or their permitted transferees. The proceeds from the sale of the private placement warrants will be part of the funds distributed to our public shareholders in the event we are unable to complete a business combination. Pursuant to the registration rights agreement after the consummation of a business combination, we have agreed to file a registration statement with the SEC for the registration of the ordinary shares issuable upon exercise of the private placement warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the ordinary shares issuable upon the exercise of the private placement warrants until these warrants expire.

Dividends

We have not paid any dividends on our ordinary shares to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Mergers and Similar Arrangements.  The Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Action; Special Meeting of Shareholders

Our articles of association provides that our shareholders will not be able to take any action by written consent subsequent to the consummation of this offering, but will only be able to take action at duly called annual or special meetings of shareholders. Our memorandum and articles of association may further provide that special meetings of our shareholders may be only called by our board of directors with a majority vote of our board of directors, by our chief executive officer or our chairman.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Memorandum and Articles of Association provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. For the first annual meeting of shareholders after the closing of this offering, a shareholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of our annual meeting of shareholders is first made or sent by us. Our memorandum and articles of association also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

We have entered into or will enter into agreements with our directors to provide contractual indemnification in addition to the indemnification provided in our articles of association. We believe that these provisions and agreements are necessary to attract qualified directors. Our memorandum and articles of association also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Cayman Islands law would permit indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Eligible for Future Sale

Upon consummation of this offering (assuming no exercise of the underwriters’ over-allotment option) we will have 5,000,000 ordinary shares outstanding. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,000,000 shares (1,150,000 assuming the exercise of the over-allotment option in full) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the total number of ordinary shares then outstanding, which will equal 50,000 shares immediately after this offering (or 57,500 if the underwriters exercise their over-allotment option in full); or
•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC position on Rule 144 sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 would not be available for resale transactions despite technical compliance with the requirements of Rule 144, and such securities can be resold only through a registered offering.

Registration Rights

Upon consummation of this offering, our founders will hold 1,150,000 issued and outstanding ordinary shares (which includes 150,000 ordinary shares that we will redeem from our founders to the extent the underwriters do not exercise the over-allotment option in full) and AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, and William R. Hambrecht, Mr. Eu’s father-in-law, will hold the right to purchase 750,000 shares, underlying the private placement warrants. Pursuant to a registration rights agreement between us, our founders and AEX Enterprises Limited, our founders and AEX Enterprises Limited will be entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of a business combination; and (ii) the founders’ ordinary shares will be entitled to certain registration rights one year from the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our ordinary shares or any voting rights until such holders exercise their respective warrants and receive ordinary shares. Certain persons and entities that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements. In the event that we breach our obligations under the registration rights agreement, we could be obligated to purchase the securities owned by our founders for the then fair market value of the securities.

TAXATION

The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in ordinary shares and warrants is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares and warrants, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders. The Cayman Islands are not party to any double taxation treaties.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ordinary shares or warrants. However, an instrument transferring title to an ordinary share or warrant, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

We have applied for and can expect to receive an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations of the company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our ordinary shares and warrants issued pursuant to this offering. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of ordinary shares or warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our ordinary shares and warrants is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a person’s decision to purchase our ordinary shares and warrants. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances, and this discussion addresses only persons that acquire our ordinary shares and warrants as part of units upon their original issuance pursuant to this offering and assumes that each of our ordinary shares and warrants trade separately. In particular, this discussion considers only holders that will own our ordinary shares and warrants as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more of our voting shares;
•	persons that hold our ordinary shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ordinary shares and warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Allocation of Purchase Price Between Ordinary Shares and Warrants

For U.S. federal income tax purposes, each holder of a unit generally must allocate the purchase price of a unit between the ordinary share and the warrant that comprise the unit based on their respective relative fair market values at the time of the issuance. Of the purchase price for a unit offered hereunder, we intend to allocate U.S.$[•  ] to the ordinary share and U.S.$[•  ] to the warrant comprising part of such unit. The price allocated to the ordinary share and the warrant generally will be the holder’s initial tax basis in such share or warrant, as the case may be. While uncertain, the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that our allocation of the purchase price will be binding on a holder of a unit, unless the holder explicitly discloses in a statement attached to the its timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the holder’s allocation of the purchase price between the ordinary share and the warrant that comprise the unit is different than our allocation. Our allocation is not, however, binding on the IRS.

Each holder is advised to consult such holder’s own tax advisor with respect to the risks associated with an allocation of the purchase price between each ordinary shares and the warrant that comprise a unit that is inconsistent with our allocation of the purchase price.

U.S. Holders

Tax Reporting

Certain U.S. Holders will be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of cash or other property to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Each U.S. Holder is urged to consult with its own tax advisor regarding this reporting obligation.

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on our ordinary shares. A distribution on our ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see “ — Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our ordinary shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such ordinary shares redeemed by us. In addition, under recently published IRS authority, ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the OTC Bulletin Board (the only exchange on which our ordinary shares are currently expected to be traded). Accordngly, any dividends paid on ordinary shares are not currently expected to qualify for the lower rate. U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of our ordinary shares or warrants (which, in general, would include a redemption of ordinary shares or warrants), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants. See “— Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in the ordinary shares acquired pursuant to the exercise of a warrant.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. Ordinary shares acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of shares of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the ordinary shares. See “ — Taxation of Distributions Paid on Ordinary Shares,” above. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Because we are a blank check company, with no current active business, we believe that it is likely that we will meet the PFIC asset or income test for the current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us is uncertain. After acquisition of a company or assets in a business combination, we may still meet one of the PFIC tests depending on the timing of the acquisition and the amount of our passive income and assets and the passive income and assets of the acquired business. If the company that we acquire in a business combination is a PFIC, then we will likely not qualify for the start-up exception and will be a PFIC for the current taxable year. Our actual PFIC status for any taxable year will not be determinable until after the end of the taxable year, and accordingly there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder held our ordinary shares or warrants, and the U.S. Holder did not make a timely qualified electing fund (“QEF”) election for the first taxable year of its holding period for our ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other taxable disposition of its ordinary shares or warrants; and
•	any excess distribution made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;
•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or excess distribution will be taxed as ordinary income;
•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

In addition, if we are a PFIC, a U.S. Holder who acquires our ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect of our ordinary shares acquired as part of a unit in this offering by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares will continue to apply with respect to such ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by reason of the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching an appropriately completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for our ordinary shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first tax year in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since we expect that our ordinary shares will be listed and traded on the OTC Bulletin Board, our ordinary shares may not currently qualify as marketable stock for purposes of this election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to their acquisition, ownership and disposition of our ordinary shares and warrants under their particular circumstances.

Non-U.S. Holders

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

UNDERWRITING

Broadband Capital Management, Inc. is acting as sole bookrunning manager of this offering and representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter’s name.

Underwriters	Number of Units
Broadband Capital Management, Inc.
Total	4,000,000

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated if any domestic or international event or act or occurrence has materially disrupted, or in the representatives’ sole opinion will in the immediate future materially disrupt, general securities markets in the United States. The obligations of the underwriters may also be terminated upon the occurrence of events specified in the underwriting agreement. The underwriters have agreed, severally and not jointly, to purchase all of the units sold under the underwriting agreement if any of the units are purchased, other than the units covered by the over-allotment option and the purchase option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including civil liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

State Blue Sky Information.  We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Louisiana, New York, Rhode Island and Wyoming. We have applied to have the units registered for sale, or we are relying on exemptions from registration in the states mentioned above. In states that require registration, we will not sell the units to retail customers in these states until such registration is effective in each of these states (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a federal statute, prevents or preempts the states from regulating transactions in certain securities, which are referred to as “covered securities”. This federal statute does allow the states to investigate companies if there is a suspicion of fraud, and if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

State securities laws either require that a company’s securities be registered for sale or that the securities themselves or the transaction under which they are issued, are exempt from registration. When a state law provides an exemption from registration, it is excusing an issuer from the general requirement to register securities before they may be sold in that state. States, may by rule or regulation, place conditions on the use of exemptions, so that certain companies may not be allowed to rely on the exemption for the sale of their securities. If an exemption is not available and the securities the company wishes to sell are not covered securities under the federal statute, then the company must register its securities for sale in the state in question.

We will file periodic and annual reports under the Exchange Act. Therefore, under NSMIA, the states and territories of the United States are preempted from regulating the resale by shareholders of the units, from and after the effective date, and the ordinary shares and warrants comprising the units, once they become separately transferable, because our securities will be covered securities. However, NSMIA does allow states and territories of the United States to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, the following states do not require any notice filings or fee payments and shareholders may resell the units, and the ordinary shares and warrants comprising the units, once they become separately transferable:

Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Utah, Virginia, Virgin Islands, Washington, West Virginia, Wisconsin and Wyoming.

Additionally, the shareholders may resell the units, and the ordinary shares and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid in the following states: District of Columbia, Illinois, Maryland, Michigan, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Rhode Island, Tennessee, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of the states that have not yet adopted a statute, rule or regulation relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

In addition, we believe that the units, from and after the effective date, and the ordinary shares and warrants comprising the units, once they become separately transferable, may be eligible for sale on a secondary market basis in various states, without any notice filings or fee payments, based upon the availability of an applicable exemption from the state’s registration requirements:

•	commencing 90 days after the date of this prospectus in Nevada; and
•	commencing 180 days from the date of this prospectus in Alabama.

Despite the exemption from state registration provided by the National Securities Markets Improvement Act described above, the state of Idaho has advised us that it does not recognize this act as a basis for exempting registration of resales therein of securities issued in blank check offerings.

We do not intend to register the resale of the securities sold in this offering in these states.

Over-Allotment Option to Purchase Additional Units.  We have granted to the underwriters an option to purchase up to an aggregate of 600,000 additional units at the public offering price, less the underwriting discount. This option is exercisable for a period of 45 days. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the sale of units offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional units from us in approximately the same proportion as shown in the table above.

Purchase Option.  We have agreed to sell to the representatives for $100, an option to purchase up to 280,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus. This option commences on the later of the consummation of a business combination or 180-days from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 280,000 units, the 280,000 ordinary shares and the 280,000 warrants underlying such units, and the 280,000 ordinary shares underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a 180-day period (including the foregoing 180-day period) following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, such units will be transferable provided such transfer is in accordance with the provisions of the Securities Act of 1933. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price. We will set aside and at all times have available a sufficient number of ordinary shares to be issued upon exercise of such units.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional units

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $450,000 and are payable by us.

	Per Unit	Without Over-Allotment	With Over-allotment
Public offering price	$8.00	$32,000,000	$36,800,000
Discount(1)(2)	0.40	1,600,00	1,840,000
Deferred underwriting compensation(1)(3)	0.16	640,000	736,000
Proceeds before expenses	$7.44	$29,760,000	$34,224,000

(1)	Does not include deferred underwriting compensation in the amount of 2.0% of the gross proceeds, or $0.16 per unit, or $640,000 ($736,000 if the underwriters’ over-allotment option is exercised in full), payable to the representatives, only upon completion of the initial business combination as described in this prospectus and then only with respect to those units as to which the component shares have not been redeemed. No interest will be paid in connection with the deferred portion of the underwriting compensation.
(2)	No discount or commissions are payable with respect to the private warrants purchased in the private placement.
(3)	The representative has agreed to forego their deferred underwriting compensation with respect to each share that we redeem for cash upon the consummation of a business combination.

The underwriters propose to offer the units to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the units to securities dealers at the public offering price less a concession not in excess of $0.___ per unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.___ per unit to other dealers. If all of the units are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the units to any accounts over which they have discretionary authority.

Pricing.  Prior to this offering there has been no public market for any of our securities. The initial public offering price of the units and the terms of the warrants has been determined by negotiations between us and the representatives of the underwriters. Factors considered in determining the prices and terms of the units, including the ordinary shares and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;
•	our capital structure;
•	an assessment of our management and their experience in identifying operating companies;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Currently, no public market exists for our units, ordinary shares or warrants. We anticipate being quoted on the OTC Bulletin Board under the symbol “[_____U]” upon consummation of this offering. The units will begin trading on or promptly after the date of this prospectus. Each of the ordinary shares and warrants will trade separately on the 45th day after the date of this prospectus (unless Broadband Capital Management LLC, the representative of the underwriters, determines that an earlier date is acceptable), subject to our filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, including an audited balance sheet reflecting our receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin. We expect that once the securities comprising the units begin separate trading, the ordinary shares and warrants will be quoted on the OTC Bulletin Board under the symbols “[____]” and “[_____W],” respectively.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares of units so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the units while the offering is in progress.
•	Overallotment transactions involve sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units that they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing units in the open market.
•	Syndicate covering transactions involve purchases of units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared with the price at which they may purchase units through exercise of the over-allotment option. If the underwriters sell more units than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the units in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our units. As a result, the price of our units in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our units. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Although there is no present intention to do so, certain of the underwriters and their affiliates may provide, various investment banking, commercial banking and other financial services for our affiliates for which they received, and may in the future receive, customary fees.

Foreign Regulatory Restrictions on Purchase of the Units

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of units and the distribution of the prospectus outside the United States.

Italy.  This offering of the units has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no units may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the units be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the units or distribution of copies of this prospectus or any other document relating to the units in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of the units is not a public offering in the Federal Republic of Germany. The units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the units in or out of the Federal Republic of Germany. The units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The units will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France.  The units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no.

98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 Octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.  In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any units offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel.  The units offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The units may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the units or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the units being offered. Any resale, directly or indirectly, to the public of the units offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden.  Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act

(1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of units will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Conyers Dill & Pearman, Hong Kong. Loeb & Loeb, LLP, New York, New York, acted as counsel for us in connection with this offering. In connection with this offering, Ellenoff Grossman & Schole LLP, is acting as counsel to the underwriters.

EXPERTS

Our financial statements at August 31, 2007 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report of Rothstein, Kass & Company, PC, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon consummation of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

HAMBRECHT ASIA ACQUISITION CORP.
(a corporation in the development stage)

Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hambrecht Asia Acquisition Corp.

We have audited the accompanying balance sheet of Hambrecht Asia Acquisition Corp. (a corporation in the development stage) (the “Company”) as of August 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period from July 18, 2007 (date of inception) to August 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hambrecht Asia Acquisition Corp. (a corporation in the development stage) as of August 31, 2007, and the results of its operations and its cash flows for the period from July 18, 2007 (date of inception) to August 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Roseland, New Jersey
September 6, 2007

HAMBRECHT ASIA ACQUISITION CORP.
(a corporation in the development stage)

BALANCE SHEET
August 31, 2007

ASSETS
Current asset, cash	$35,947
Other asset, deferred offering costs	79,027
Total assets	$114,974
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued expenses	$3,027
Loan payable, stockholder	91,661
Total current liabilities	94,688
Commitments
Stockholders’ equity
Common stock—$0.001 par value; 50,000,000 shares authorized; 1,150,000 issued and outstanding	1,150
Additional paid-in capital	23,850
Deficit accumulated during the development stage	(4,714)
Total stockholders' equity	20,286
Total liabilities and stockholders' equity	$114,974

See accompanying notes to financial statements.

HAMBRECHT ASIA ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF OPERATIONS
For the period from July 18, 2007 (date of inception) to August 31, 2007

Formation and operating costs		$4,714
Net loss		$(4,714)
Weighted average number of ordinary shares outstanding, basic and diluted		1,150,000
Loss per common share, basic and diluted	$	(—)

See accompanying notes to financial statements.

HAMBRECHT ASIA ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS' EQUITY
For the period from July 18, 2007 (date of inception) to August 31, 2007

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Ordinary shares	Amount
Ordinary shares issued to the Company’s founders	1,150,000	$1,150	$23,850	$—	$25,000
Net loss for the period				(4,714)	(4,714)
Balances, end of period	1,150,000	$1,150	$23,850	$(4,714)	$20,286

See accompanying notes to financial statements.

HAMBRECHT ASIA ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS
For the period from July 18, 2007 (date of inception) to August 31, 2007

Cash flows from operating activities:
Net loss	$(4,714)
Adjustment to reconcile net loss to net cash used in operating activities:
Accrued expenses	3,027
Net cash used in operating activities:	(1,687)
Cash flows from financing activities:
Proceeds from issuance of common stock	25,000
Proceeds from loan payable, shareholder	91,661
Payments of deferred offering costs	(79,027)
Net cash provided by financing activities:	37,634
Net increase in cash	35,947
Cash — beginning of period	—
Cash — end of period	$35,947

See accompanying notes to financial statements.

HAMBRECHT ASIA ACQUISITION CORPORATION
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Hambrecht Asia Acquisition Corporation (a corporation in the development stage) (the “Company”) was incorporated in the Cayman Islands on July 18, 2007 with an authorized share capital of 50,000,000 ordinary shares (par value $0.001 per share). The Company’s founders contributed $25,000 to the formation of the Company and were issued 1,150,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, one or more operating businesses having its primary operations located in the People’s Republic of China (“Business Combination”). The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises”, and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

At August 31, 2007, the Company has not commenced any operations. All activities and expenses incurred from July 18, 2007 through August 31, 2007 are related to the Company’s formation and the proposed public offering described below. The Company has neither engaged in any operations nor generated revenue to date.

Although substantially all of the net proceeds of the proposed offering of Units (as defined in Note 3 below) (the “Proposed Offering”), are intended to be generally applied toward consummating a business combination with (or acquisition of) one target business, there is no assurance that the Company will be able to successfully effect a Business Combination or complete the Proposed Offering. To the extent the Company completes the closing of the Proposed Offering, 95% of the gross proceeds, after deducting payment of certain amounts to the underwriter and other direct cost of the offering, will be held in a trust account until the earlier of (i) the consummation of the first Business Combination or (ii) liquidation of the Company as described below. The proceeds held in the trust account excluding $640,000 to be paid to the underwriters upon consummation of a business combination and a portion of the interest earned may be used as consideration to pay the sellers of a target business with which the Company ultimately completes a business combination. Any amount not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by the Company’s board of directors at that time. The remaining proceeds of the Proposed Offering may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for shareholder approval. The business combination will proceed only if a majority of the ordinary shares voted by the public shareholders are voted in favor of the business combination and public shareholders owning less than 30% of the ordinary shares sold in this offering exercise their rights to redeem their shares for cash.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied, or 36 months with the extension approved by the shareholders, the Company will be dissolved and the proceeds held in the Trust account, plus certain interest, less certain costs, each as described in this prospectus will be distributed to the Company’s public shareholders. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the warrants contained in the Units to be offered in the Proposed Offering discussed in Note 3).

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address the financing needs of the Company are discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful, or successfully completed within the required target business acquisition period.

HAMBRECHT ASIA ACQUISITION CORPORATION
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Basis of presentation:

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting rules and regulations of the Securities and Exchange Commission (the “SEC”).

Development stage company:

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Loss per common share:

Loss per ordinary shares is based on the weighted average number of ordinary sharess outstanding. The Company complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per ordinary shares on the face of the statement of operations, which the Company has adopted. Basic loss per ordinary shares potential excludes dilution and is computed by dividing income available as net loss applicable to common stockholders divided by the weighted-average ordinary shares outstanding for the period. Diluted loss per ordinary shares reflects the potential dilution that could occur if convertible debentures, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

Since the effects of outstanding warrants are anti-dilutive, they have been excluded from the computation of diluted loss per ordinary share and since the Company reported a net loss for the period July 18, 2007 to August 31, 2007, diluted loss per ordinary shares is the same as basic for the period.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximate the carrying amounts represented in the balance sheet at August 31, 2007.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred offering costs:

The Company complies with the requirements of SEC Staff Accounting Bulletin (SAB) Topic 5A “Expenses of Offering”. Deferred offering costs consist principally of legal and accounting costs incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the completion of the Proposed Offering or charged to expense if the Proposed Offering is not completed.

HAMBRECHT ASIA ACQUISITION CORPORATION
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Income taxes:

Under current Cayman Islands laws, the Company is not subject to income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning January 1, 2008. The Company does not expect that the adoption of SFAS No. 157 will have a material impact on its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in the current year financial statements. The SAB requires registrants to quantify misstatements using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 does not change the guidance in SAB 99, “Materiality,” when evaluating the materiality of misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. Upon initial application, SAB 108 permits a one-time cumulative effect adjustment to beginning retained earnings. The Company does not expect the application of SAB 108 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of SFAS No. 159 will have a material impact on its financial statements.

Note 3 — Proposed Offering

The Proposed Offering calls for the Company to offer for public sale up to 4,000,000 units (“Units”) (up to 4,600,000 Units if the over-allotment option is exercised in full), at the Proposed Offering price of $8 per Unit. Each Unit consists of one ordinary share of the Company, $0.001 par value, and one redeemable warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $6.00 commencing on the later of (a) one year from the effective date of the Proposed Offering or (b) the completion of a Business Combination with a target business, and expiring five years from the date of the prospectus. The Warrant will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the ordinary share is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on three business days prior to the date on which notice redemption is given.

Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of a Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed. The holders of Warrants do not have the rights or privileges of holders of the Company’s ordinary shares or any voting rights until such

HAMBRECHT ASIA ACQUISITION CORPORATION
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 3 — Proposed Offering  – (continued)

holders exercise their respective Warrants and receive the Company’s ordinary shares. If the Company is unable to deliver registered shares to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of the Warrants and the Warrants will expire worthless.

To the extent the Company completes the Proposed Offering, the Company has agreed to sell to the underwriters, for $100, an option to purchase up to a total of 280,000 units as compensation for their services (the “Underwriter Purchase Option”). The units issuable upon exercise of this option are identical to those offered in this Proposed Offering, including the redeemable warrants issuable pursuant to the option which have an exercise price of $6.00 (the same as the redeemable warrants included in the Units offered in the Proposed Offering.) However, upon exercise of the option, the price per unit to be paid will be $10.00 per Unit. The option is exercisable commencing on the later of the consummation of a Business Combination and one year from the date of the prospectus and expires five years from the date of the prospectus. In lieu of the payment of the exercise price, the option may be converted into units on a net-share settlement or cashless exercise basis to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder and cannot be redeemed for cash by the Company or the option holder.

The Company has determined based upon a Black-Scholes option pricing formula, that the estimated fair value of the option on the date of sale would be approximately $2.55 per unit or an aggregate of approximately $714,000, assuming an expected life of five years, volatility of 35.4% and a risk-free interest rate of 5.1%. Given the parameters used in the computation of the fair value of the option change over time, the actual fair value of the option on the date of sale is expected to be different from the estimated fair value computed above.

The volatility calculation of 35.4% is based on the latest five year average volatility of an index of 62 companies drawn from the Shanghai Stock Exchange Composite Index that had market capitalizations between $70 million and $150 million (“Index”). Because the Company does not have a trading history, the Company estimated the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the latest five year average volatility of the Index because management believes that the average volatility of such index is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock after consummation of a Business Combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of the NASD Conduct Rule, the option to purchase 280,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Proposed Offering.

Note 4 — Related Party Transactions

The Company has agreed to pay Hambrecht-Eu Capital, a company owned and managed by the Company’s chairman of the board and secretary, $7,500 per month for office space and general and administrative services including secretarial support commencing on the effective date of the Proposed Offering and continuing (i) until the consummation by the Company of a business combination (as described in Note 1), (ii) 18 months from commencement of the Proposed Offering if the Company does not effect a Business Combination, (iii) 24 months from the consummation of the Proposed Offering if a letter of intent, agreement in principle or definitive agreement, has been executed within 18 months of commencement of the Proposed

HAMBRECHT ASIA ACQUISITION CORPORATION
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions  – (continued)

Offering and the Company has not effected a business combination, or (iv) 36 months from the consummation of the Proposed Offering if an extension has been approved by the Company’s shareholders under certain circumstances.

AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of the Company’s founders and the Company’s Chairman and William R. Hambrecht, Robert Eu’s father-in-law, has agreed to purchase an aggregate of 750,000 warrants at a price of $1.00 per warrant ($750,000 in the aggregate) in a private placement that will occur immediately prior to the initial public offering. The proceeds from the sale of the private placement warrants will be added to the proceeds from this offering to be held in the trust account pending the Company’s consummation of a business combination. If the Company does not complete a business combination that meets the criteria described in the proposed offering , then the $750,000 purchase price of the private placement warrants will become part of any liquidating distribution to the Company’s public shareholders following the Company’s liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants will be non-redeemable so long as they are held by AEX Enterprises Limited, the founders or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of the initial business combination and the warrants may be exercised on a cashless basis if held by the original holder, the founders or their permitted transferees. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants being sold as part of the units in this offering.

AEX Enterprises Limited has agreed, subject to certain exceptions, not to transfer, assign or sell any of its private placement warrants until after the Company consummate a business combination. However, prior to the consummation of a business combination, AEX Enterprises Limited will be permitted to transfer its private placement warrants in certain limited circumstances, such as to the Company’s officers and directors, and other persons or entities associated with such persons, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on such entity.

Robert Eu, one of the Company’s founders, has provided advances totaling $91,661 in advances to pay the expenses of this offering for the SEC registration fee, NASD registration fee, and accounting and legal fees and expenses. These advances are non-interest bearing, unsecured and are due within 15 days following the consummation of this offering. The loan will be repaid out of the proceeds of this offering.

Note 5 — Commitments

The Company is committed to pay an underwriting discount of 5% of the public Unit offering price to the underwriters at the closing of the Proposed Offering, with an additional 2% fee of the gross offering proceeds payable upon the Company’s consummation of a Business Combination.

The Company expects to grant the underwriters a 45-day option to purchase up to 600,000 additional Units to cover the over-allotment. The over-allotment option will be used only to cover a net short position resulting from the initial distribution.

Until , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$32,000,000

Hambrecht Asia
Acquisition Corporation

4,000,000 Units

PROSPECTUS

, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On July 18, 2007, we sold 1,150,000 ordinary shares (150,000 of which we will redeem if the underwriters do not exercise their over-allotment option) to John Wang, Robert J. Eu and Stephen N. Cannon for an aggregate purchase price of $25,000 in a private placement. The shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) as they were sold to accredited investors. No underwriting discounts or commissions were paid with respect to such sales.

AEX Enterprises Limited, a company beneficially owned by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, and William R. Hambrecht, Mr. Eu’s father-in-law, has agreed to purchase 750,000 warrants immediately prior to the consummation of our initial public offering in a private placement at an aggregate purchase price of $750,000. These warrants will be issued in reliance exemption from registration contained in Section 4(2) as they will be sold to a company owned by sophisticated, wealthy individuals not formed for the specific purpose of investing in our securities. No underwriting discounts or commissions will be payable with respect to the insider warrants sold in the private placement.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Memorandum of Association
3.2	Articles of Association
3.3	Amended and Restated Articles of Association*
4.1	Specimen Unit Certificate*
4.2	Specimen Common Share Certificate*
4.3	Specimen Public Warrant Certificate*
4.4	Specimen Private Warrant Certificate*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
4.6	Form of Unit Purchase Option
5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant*
10.1	Form of Letter Agreement by John Wang
10.2	Form of Letter Agreement by Robert J. Eu
10.3	Form of Letter Agreement by Stephen N. Cannon
10.4	Form of Letter Agreement by Lee S. Ting
10.5	Form of Letter Agreement by AEX Enterprises Limited
10.6	Form of Letter Agreement by Feng Zhang

Exhibit No.	Description
10.7	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.8	Form of Securities Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company, the founding shareholders and the founders
10.9	Form of Services Agreement between the Registrant and Hambrecht Eu Capital Management LLC
10.10	Form of Registration Rights Agreement among the Registrant, the founding shareholders and the founders
10.11	Revolving Credit Agreement between the Registrant and Robert Eu
10.12	Promissory Note between Registrant and Robert Eu
10.13	Form of Warrant Purchase Agreement between the Registrant and AEX Enterprises Limited
10.14	Form of Right of First Refusal Agreement between the Registrant, Marbella Capital Partners and AEX Enterprises Limited
23.1	Consent of Rothstein, Kass & Company, PC
23.2	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)

*	To be filed by amendment

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser
(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(e)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on September 17, 2007.

HAMBRECHT ASIA ACQUISITION Corp.

By:	/s/ John Wang John Wang Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Eu and Stephen Cannon, each in their individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Robert Eu Robert Eu	Chairman of the Board, Secretary and Director	September 17, 2007
/s/ John Wang John Wang	Chief Executive Officer, President and Director (principal executive officer)	September 17, 2007
/s/ Stephen Cannon Stephen Cannon	Chief Financial Officer and Director (principal financial and accounting officer)	September 17, 2007
/s/ Lee S. Ting Lee S. Ting	Director	September 17, 2007